Exhibit 2.1

Membership Interest Purchase Agreement
Between
JOERNS HEALTHCARE PARENT, LLC
(“Buyer”)
and
Invacare Continuing Care, Inc.
(“Seller”)
and
Invacare Corporation

July 2, 2015

i

4.19	Litigation	17
4.20	Brokerage	18
4.21	Insurance	18
4.22	Environmental Matters	18
4.23	Related Party Transactions	18
4.24	Accounts Receivable	18
4.25	Customers and Suppliers	19
4.26	Condition and Sufficiency of Assets	19
4.27	Banking	19

ARTICLE 5		20

Representations and Warranties of Buyer		20
5.1	Organization; Authorization	20
5.2	Execution and Delivery; Enforceability	20
5.3	Governmental Authorities; Consents	20
5.4	Brokerage	20
5.5	Investment Intent; Restricted Securities	21
5.6	Financing	21
5.7	Solvency	21
5.8	Due Diligence Investigation	21

ARTICLE 6		22

Closing Deliveries		22
6.1	Closing Deliveries by Seller	22
6.2	Closing Deliveries by Buyer	23

ARTICLE 7		23

The Closing		23

ARTICLE 8		24

Covenants and Agreements		24
8.1	Covenants	24
8.2	Acknowledgement	26
8.3	Acquired Company Engagements; Privileged Information	27
8.4	Restrictive Covenants	28

ARTICLE 9		28

Indemnification		28
9.1	Indemnification of Buyer	28
9.2	Indemnification of Seller	29
9.3	Limitations on Indemnification	29

9.4	Procedures Relating to Indemnification	31
9.5	Limitation of Remedies	33

ARTICLE 10		33

Tax Matters		33
10.1	Apportionment of Taxes	33
10.2	Tax Returns; Refunds	33
10.3	Controversies	34
10.4	Cooperation	35
10.5	Conflict	36
10.6	Successors	36

ARTICLE 11		36

Certain Definitions		36

ARTICLE 12		44

Construction; Miscellaneous Provisions		44
12.1	Notices	44
12.2	Entire Agreement	45
12.3	Modification	46
12.4	Jurisdiction and Venue; WAIVER OF JURY TRIAL	46
12.5	Specific Performance	46
12.6	Binding Effect	46
12.7	Headings	46
12.8	Number and Gender; Inclusion	47
12.9	Counterparts	47
12.10	Third Parties	47
12.11	Disclosure Schedules and Exhibits	47
12.12	Time Periods	47
12.13	Construction	47
12.14	Governing Law	48

EXHIBITS:
Exhibit A:    Working Capital Calculation
Exhibit B:    Supply Agreement
Exhibit C:    Transition Services Agreement

MEMBERSHIP INTEREST PURCHASE AGREEMENT
THIS MEMBERSHIP INTEREST PURCHASE AGREEMENT (this “Agreement”) is entered into as of the 2nd day of July, 2015, between Joerns Healthcare Parent, LLC, a Delaware limited liability company (“Buyer”), Invacare Continuing Care, Inc., a Missouri corporation (“Seller”), and Invacare Corporation, an Ohio corporation (“Invacare Corporation”).
RECITALS:
A.    Seller owns all of the issued and outstanding membership interests (the “Interests”) of Dynamic Medical Systems, LLC, a Nevada limited liability company (“DMS”), and Invacare Outcomes Management, LLC, a Delaware limited liability company (“IOM,” and together with DMS, the “Acquired Companies”).
B.    Buyer desires to purchase from Seller, and Seller desires to sell to Buyer, the Interests, upon and subject to the terms and conditions set forth in this Agreement.
Now, therefore, in consideration of the mutual representations, warranties, covenants and agreements set forth in this Agreement, Buyer and Seller hereby agree as follows:
ARTICLE I
Definitions
1.1    Definitions. Certain terms used in this Agreement shall have the meanings set forth in Article 11, or elsewhere herein as indicated in Article 11.
1.2    Accounting Terms. Accounting terms used in this Agreement and not otherwise defined herein shall have the meanings attributed to them under GAAP, except as may otherwise be specified herein.
ARTICLE 2
Purchase and Sale
2.1    Purchase and Sale. Subject to the terms and conditions of this Agreement, Seller hereby sells, assigns, transfers and delivers to Buyer, free and clear of all Liens, and Buyer hereby purchases from Seller, all of Seller’s right, title and interest in and to the Interests.
2.2    Purchase Price. The aggregate purchase price (the “Purchase Price”) for all of the Interests shall be an amount equal to:
(a)    Fifteen Million Five Hundred Thousand Dollars ($15,500,000);
(b)    plus an amount equal to the Closing Cash;
(c)    minus an amount equal to the Closing Indebtedness;
(d)    minus an amount equal to the Transaction Expenses; and

(e)    minus the amount, if any, by which the Working Capital Target exceeds the Closing Working Capital.
2.3    Estimated Purchase Price; Payment of Indebtedness. Prior to the date hereof, Seller has estimated in good faith the amount of the Closing Cash, the Closing Indebtedness and the Closing Working Capital, respectively, as of the Financial Close Time and the Transaction Expenses and has delivered to Buyer a certificate (the “Closing Certificate”) setting forth such estimates and the calculation of the Estimated Purchase Price. As used herein, “Estimated Closing Cash,” “Estimated Closing Indebtedness,” “Estimated Transaction Expenses” and “Estimated Closing Working Capital” mean the estimates of the Closing Cash, the Closing Indebtedness, the Transaction Expenses and the Closing Working Capital, respectively, set forth in the Closing Certificate, and “Estimated Purchase Price” means an amount equal to the Purchase Price calculated as set forth in Section 2.2, assuming for purposes of such calculation that the Closing Cash is equal to the Estimated Closing Cash, that the Closing Indebtedness is equal to the Estimated Closing Indebtedness, that the Transaction Expenses are equal to the Estimated Transaction Expenses and that the Closing Working Capital is equal to the Estimated Closing Working Capital. Subject to the terms and conditions of this Agreement, at the Closing, Buyer shall: (a) pay and deliver the Estimated Purchase Price (as calculated based upon the Closing Certificate) to Seller by means of a wire transfer of immediately available cash funds to an account as directed by Seller prior to the Closing (the “Seller’s Account”); and (b) on behalf of the Acquired Companies, pay the Indebtedness and Transaction Expenses of the Acquired Companies identified on Schedule 2.3(b) based on payoff letters and invoices provided by Seller at least one Business Day prior to the Closing Date (collectively, the “Repaid Closing Indebtedness and Transaction Expenses”).
2.4    Post-Closing Adjustment.
2.4.1    Adjustment Statement Preparation. Within ninety (90) days after the Closing Date, Buyer shall cause the Acquired Companies to prepare and deliver to Seller an adjustment statement setting forth the amount of the Closing Cash, the Closing Indebtedness and the Closing Working Capital, respectively, as of the Financial Close Time and the Transaction Expenses (the “Preliminary Adjustment Statement”) and, based on the Closing Cash, the Closing Indebtedness, the Transaction Expenses and the Closing Working Capital, Buyer’s written calculation of the Purchase Price, and the adjustment necessary to reconcile the Estimated Purchase Price to the Purchase Price, if any (the “Preliminary Post-Closing Adjustment”). The Preliminary Adjustment Statement and the Final Adjustment Statement shall be prepared in a manner consistent with, and using the same accounting methods, policies, practices and procedures as used in the preparation of, the Interim Financial Statements (including the policies and procedures described on Schedule 4.5(a)), except that the Preliminary Adjustment Statement and the Final Adjustment Statement shall only reflect those items necessary to calculate the Closing Cash, the Closing Indebtedness, the Transaction Expenses and the Closing Working Capital. In preparing the Preliminary Adjustment Statement: (a) any and all effects on the assets or liabilities of the Acquired Companies of any financing or refinancing arrangements entered into by Buyer at any time on or after the Closing Date shall be entirely disregarded; (b) it shall be assumed that the Acquired Companies and their respective lines of businesses shall be continued as a going concern; and (c) there shall not be taken into account (i) any of the plans, transactions or changes that Buyer intends to initiate or make or cause to be initiated or made after the Closing Date with respect to the Acquired Companies or their respective business or assets, or any facts or circumstances that are unique or particular to Buyer or any assets or liabilities of Buyer, or any obligation for the payment of the Purchase Price hereunder or (ii) any adjustments for Buyer’s use of purchase accounting.
2.4.2    Adjustment Statement Review. Seller shall review the Preliminary Adjustment Statement and the Preliminary Post-Closing Adjustment and, if Seller believes that either was not prepared in accordance with Section 2.4.1, Seller shall so notify Buyer in writing no later than thirty (30) days after Seller’s receipt thereof, setting forth in such notice, Seller’s objection or objections to the Preliminary Adjustment Statement or the Preliminary Post-Closing Adjustment with reasonable particularity of the adjustments which Seller claims are required to be made thereto in order to conform the same to the terms of Section 2.4.1. Buyer shall cause the Acquired Companies and their respective officers, employees, agents and representatives to cooperate with all representatives of Seller in the review of the Preliminary Adjustment Statement and, without limiting the generality of the foregoing, shall cause the books and records of the Acquired Companies to be made available during normal business hours to such representatives, and shall cause the necessary personnel of the Acquired Companies to assist such representatives in their review of the Preliminary Adjustment Statement, including granting such persons access to the facilities, network databases and other assets of the Acquired Companies, in each case, upon reasonable advance notice.
2.4.3    Adjustment Statement Dispute Resolution. If Seller timely notifies Buyer in accordance with Section 2.4.2 of an objection to the Preliminary Adjustment Statement or the Preliminary Post-Closing Adjustment, and if Buyer and Seller are unable to resolve such disputed items through good faith negotiations within thirty (30) days after Seller’s delivery of such written notice of objection, then, the parties shall mutually engage and submit only such disputed items to, and the same shall be finally resolved in accordance with the provisions of this Agreement by, the Pittsburgh, Pennsylvania office of Deloitte LLP (the “Independent Accountants”). Buyer and Seller shall have the opportunity to present their positions with respect to such disputed matters to the Independent Accountants in accordance with the requirements of Section 2.4. The Independent Accountants shall determine and report in writing to Buyer and Seller as to the resolution of all disputed matters submitted to the Independent Accountants and the effect of such determinations on the Preliminary Adjustment Statement and the Preliminary Post-Closing Adjustment within twenty (20) days after such submission or such longer period as the Independent Accountants may reasonably require, and such determinations shall be final, binding and conclusive as to Buyer, Seller and their respective Affiliates. In resolving any disputed item, the Independent Accountants shall: (a) be bound by the provisions of this Article 2 and the definitions pertaining hereto; (b) select either the position of Buyer or Seller as a resolution for each item or amount disputed and may not impose an alternative resolution with respect to any item or amount disputed, and (c) restrict its decision to such items which are then in dispute and have been properly submitted to the Independent Accountants in accordance with this Section 2.4.3. The Independent Accountant shall deliver to Buyer and Seller a written report setting forth the resolution of any disagreement determined in accordance with the terms of this Agreement. The fees and disbursements of the Independent Accountants shall be borne by the party (i.e., Seller, on the one hand, and Buyer, on the other hand) that assigned an aggregate amount to items in dispute that were, on a net basis, furthest in amount from the amount finally determined by the Independent Accountants.

2.4.4    Final Adjustment Statement and Post-Closing Adjustment. The Preliminary Adjustment Statement and the Preliminary Post-Closing Adjustment shall become the “Final Adjustment Statement” and the “Final Post-Closing Adjustment,” respectively, and as such shall become final, binding and conclusive upon Buyer, Seller and their respective Affiliates for all purposes of this Agreement, upon the earliest to occur of the following:
(a)    the mutual acceptance by Buyer and Seller of the Preliminary Adjustment Statement and the Preliminary Post-Closing Adjustment, respectively, with such changes or adjustments thereto, if any, as may be proposed by Seller and consented to by Buyer;
(b)    the expiration of thirty (30) days after Seller’s receipt of the Preliminary Adjustment Statement and the Preliminary Post-Closing Adjustment, respectively, without timely written objection thereto by Seller in accordance with Section 2.4.2; or
(c)    the delivery to Buyer and Seller by the Independent Accountants of the report of their determination of all disputed matters submitted to them pursuant to Section 2.4.3.
2.4.5    Adjustment of Purchase Price. If the Purchase Price, as finally determined in accordance with Section 2.4.4, is greater than the Estimated Purchase Price, then Buyer shall promptly (but no later than five (5) Business Days after the Preliminary Adjustment Statement and the Preliminary Post-Closing Adjustment become the Final Adjustment Statement and the Final Post-Closing Adjustment, respectively, pursuant to Section 2.4.4) pay the amount of the Final Post-Closing Adjustment to Seller by means of a wire transfer of immediately available funds to the Seller’s Account. If the Purchase Price, as finally determined in accordance with Section 2.4.4, is less than the Estimated Purchase Price, then Seller shall promptly (but no later than five (5) Business Days after the Preliminary Adjustment Statement and the Preliminary Post-Closing Adjustment become the Final Adjustment Statement and the Final Post-Closing Adjustment, respectively, pursuant to Section 2.4.4) pay the amount of the Final Post-Closing Adjustment to Buyer by means of a wire transfer of immediately available funds to an account designed by Buyer. For Tax purposes, any payment by Buyer or Seller under this Agreement, including pursuant to Article 9, shall be treated as an adjustment to the Purchase Price unless a contrary treatment is required by Law.
ARTICLE 3
Representations and Warranties Concerning the Transaction
Seller represents and warrants to Buyer as follows:
3.1    Authority; Capacity and Representation. Seller possesses all requisite legal right, power, authority and capacity (corporate or otherwise) to execute, deliver and perform this Agreement, and each other agreement, instrument and document executed and delivered by Seller pursuant hereto (collectively, the “Seller Ancillary Agreements”), and to consummate the transactions contemplated herein and therein. The execution, delivery and performance by Seller of this Agreement and the Seller Ancillary Agreements and the consummation by Seller of the transactions contemplated hereby and thereby have been duly and validly authorized (by corporate action or otherwise) on the part of Seller. Seller is duly organized, validly existing and in good standing under the laws of the State of Missouri.
3.2    Ownership of Interests. Except as set forth on Schedule 3.2, Seller is the sole beneficial and record owner of, and has good and marketable title to, all of the Interests, free and clear of all Liens. Upon payment for the Interests as provided in this Agreement, Buyer shall have good and valid title to the Interests, free and clear of all Liens, other than those created by Buyer.
3.3    Execution and Delivery; Enforceability. This Agreement and each Seller Ancillary Agreement has been duly executed and delivered by Seller and constitutes the legal, valid and binding obligation of Seller, enforceable in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application affecting enforcement of creditors’ rights or by principles of equity (the “Enforceability Exceptions”).
3.4    Noncontravention.
(a)    Neither the execution and delivery of this Agreement or any Seller Ancillary Agreement nor the consummation by Seller of the transactions contemplated hereby or thereby, nor compliance by Seller with any of the provisions hereof or thereof: (i) conflicts with or results in a breach of, any provisions of the Charter Documents of Seller, or (ii) violates any Law or Order applicable to Seller or by which any properties or assets owned or used by Seller is bound or affected; except, in the case of clause (ii) of this Section 3.4(a), as would not materially impair the ability of Seller to consummate the transactions contemplated by this Agreement.
(b)    No consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority or Accrediting Agency is required to be obtained or made by Seller in connection with: (i) the execution, delivery and performance by Seller of this Agreement or any Seller Ancillary Agreement; or (ii) the compliance by Seller with any of the provisions hereof or thereof or the consummation by Seller of the transactions contemplated hereby or thereby.
3.5    Legal Proceedings. There is no Order, and no action, suit, arbitration, proceeding, investigation or claim of any kind whatsoever, at Law or in equity, pending or, to the knowledge of Seller, threatened against Seller, which gives a third party the right to enjoin or rescind the transactions contemplated by this Agreement or otherwise prevent Seller from complying with the terms and provisions of this Agreement.

ARTICLE 4
Representations and Warranties Concerning the Acquired Companies
Except as set forth in the Disclosure Schedules (which have been arranged in separate sections to modify the corresponding sections of this Agreement), Seller represents and warrants to Buyer as follows:
4.1    Organization and Good Standing; Authority; Enforceability.
DMS is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Nevada. IOM is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware. The Acquired Companies have all requisite power and authority to own and lease their respective assets and to operate their respective businesses as the same are now being owned, leased and operated. Each Acquired Company is duly qualified or licensed to do business as a foreign entity in, and is in good standing in, each jurisdiction in which the nature of its business or its ownership of its properties requires it to be so qualified or licensed, except where the failure to be so qualified or licensed would not have a Material Adverse Effect. Each Acquired Company has made available to Buyer a true, complete and correct copy of its Charter Documents, as currently in effect. Each Acquired Company is currently treated as an entity disregarded as separate from Seller for U.S. federal income tax purposes as of the Acquisition Date as defined in Treas. Reg. Section 301-7701-2(c)(2)(i).
4.2    Interests.
4.2.1    Interests of the Acquired Companies. One Hundred Percent (100%) of the membership interests of each Acquired Company (the “Interests”) is currently owned by Seller. All of the Interests have been duly authorized and validly issued, are fully paid and nonassessable, and were issued in compliance with all applicable federal and state securities Laws and any preemptive rights or rights of first refusal of any Person. Except as set forth on Schedule 4.2.1: (a) there are no voting trusts, proxies, or other agreements or understandings with respect to the voting of any of the Interests; (b) there does not exist nor is there outstanding, any right or security granted to, issued to, or entered into with, any Person to cause any of the Acquired Companies to issue, grant or sell any membership interests to any Person (including any warrant, option, call, preemptive right, convertible or exchangeable obligation, subscription for membership interests or securities convertible into or exchangeable for membership interests of the Acquired Companies, or any other similar right, security, instrument or agreement), and there is no commitment or agreement to grant or issue any such right or security; (c) there is no obligation, contingent or otherwise, of any of the Acquired Companies to: (i) repurchase, redeem or otherwise acquire any membership interests of the Acquired Companies; or (ii) provide funds to, or make any investment in (in the form of a loan, capital contribution or otherwise), or provide any guarantee with respect to the obligations of any other Person; and (d) there are no bonds, debentures, notes or other indebtedness which have the right to vote (or which are convertible into, or exchangeable for, securities having the right to vote) on any matters on which members of the Acquired Companies are entitled to vote.

4.3    Other Ventures. The Acquired Companies do not own of record or beneficially any equity ownership interest in any other Person, nor is any Acquired Company a partner or member of any partnership, limited liability company or joint venture.
4.4    Noncontravention.
(a)    Assuming all consents, approvals, authorizations, permits, filings and notifications set forth on Schedule 4.4(b) have been obtained or made, except as set forth on Schedule 4.4(a), neither the execution and delivery of this Agreement nor the consummation by Seller of the transactions contemplated hereby, nor the compliance by Seller with any provisions hereof: (x) conflicts with or results in a breach of any provisions of the Charter Documents of any Acquired Company; (y) constitutes or results in the breach of any term, condition or provision of, or constitute a default under (with or without notice or lapse of time, or both), or gives rise to any right of termination, consent, amendment, cancellation, modification or acceleration with respect to, or gives rise to any obligation of any Acquired Company to make any payments under, or results in the creation or imposition of a Lien upon any property or assets of any Acquired Company pursuant to any Material Contract, License or Lease; or (z) contravenes, conflicts with or results in a violation of, or constitute a failure to comply with any Law or Order applicable to any Acquired Company or by which any properties or assets owned or used by any Acquired Company are bound or affected; except, in the case of clauses (y) and (z) of this Section 4.4(a), as would not have a Material Adverse Effect.
(b)    Except as set forth on Schedule 4.4(b), no consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority or Accrediting Agency is required to be obtained or made by any Acquired Company in connection with (i) the execution and delivery of this Agreement or (ii) the compliance by Seller with any of the provisions hereof or the consummation of the transactions contemplated hereby; except where the failure to obtain such consent, approval, authorization, permit, or to make such filing with or notification to, would not have a Material Adverse Effect.
4.5    Financial Statements.
(a)    Copies of the internal, unaudited financial statements of each of the Acquired Companies as of and for the fiscal years ended December 31, 2013 and 2014 (the “Annual Financial Statements”), and for the five (5) month period ended May 31, 2015 (the “Interim Financial Statements,” and together with the Annual Financial Statements, the “Financial Statements”) have been made available to Buyer. The Financial Statements (i) have been prepared in accordance with GAAP, consistently applied, subject to the policies and procedures set forth on Schedule 4.5(a) (including any non-GAAP policies and procedures described therein), and subject further to normal yearend adjustments and the absence of disclosures normally made in footnotes; and (ii) present fairly, in all material respects, the financial position of each of the Acquired Companies as of the dates indicated and the results of operations for the periods then ended. The balance sheets of each of the Acquired Companies as of May 31, 2015, which are included in the Interim Financial Statements, are referred to herein as the “Acquisition Balance Sheets.”

(b)    Except as set forth on Schedule 4.5(b), the Acquired Companies have no liabilities that are required to be reflected on a balance sheet prepared in accordance with GAAP, except for (i) liabilities disclosed, reflected or reserved against on the Acquisition Balance Sheets, (ii) liabilities incurred since the date of the Acquisition Balance Sheets in the ordinary course of business, and (iii) immaterial liabilities of the Acquired Companies.
(c)    All of the Acquired Companies’ Indebtedness is disclosed on the Financial Statements.
4.6    Absence of Certain Changes or Events. Except as set forth on Schedule 4.6, since the last day of the fiscal year ended December 31, 2014:
(a)    other than as required by applicable Law or GAAP, there has not been any material change in the Tax reporting or accounting policies or practices of the Acquired Companies;
(b)    (A) other than in the ordinary course of business, the Acquired Companies have not made, or granted, (1) any bonus or any wage, severance or termination pay, salary or compensation increase to any current manager or officer, (2) any increase of any benefit provided under any employee benefit plan, employment agreement or arrangement, including any fringe benefit plan or arrangement, or (3) any equity or equity-based compensation award; and (B) the Acquired Companies have not amended or terminated any existing employee benefit plan or arrangement or adopted any new employee benefit plan or arrangement;
(c)    none of the Acquired Companies has merged or consolidated with any corporation or other entity or invested in, loaned to, made an advance (except for advances to Seller or to its employees or officers for business expenses incurred in the ordinary course of business consistent with past practice) or capital contribution to, or otherwise acquired any capital stock or business of any Person, or consummated any business combination transaction, in each case, whether in a single transaction or series of related transactions;
(d)    none of the Acquired Companies has amended its Charter Documents to take, agree to take or authorize any action to wind up its affairs or dissolve or change its corporate or other organizational form or amend any terms of its outstanding securities;
(e)    none of the Acquired Companies has sold, assigned or transferred, any tangible or intangible property or assets having a book value, in any individual case, in excess of Fifty Thousand Dollars ($50,000), except for sales of inventory in the ordinary course of business consistent with past practice and except for Permitted Liens;
(f)    none of the Acquired Companies has purchased or leased, or has committed to purchase or lease, any tangible or intangible property or assets, or authorized any capital expenditures or commitments for capital expenditures, of any asset for an amount in excess of One Hundred Thousand Dollars ($100,000) individually, except for purchases of inventory and supplies in the ordinary course of business consistent with past practice;
(g)    none of the Acquired Companies has amended, modified in any material respect or terminated any Material Contract, including any Contract that would constitute a Material Contract had it not been terminated (other than a termination of a Material Contract as a result of the expiration of the term of such Material Contract);
(h)    none of the Acquired Companies has authorized for issuance, issued or sold or agreed or committed to issue or sell (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise) any stock of any class or any other securities or equity equivalents;
(i)    none of the Acquired Companies has declared, set aside or paid any dividends or distributions, or purchased or redeemed any of its outstanding equity securities;
(j)    none of the Acquired Companies has incurred any Indebtedness or assumed, guaranteed, or endorsed the indebtedness of any other Person, or canceled any debt owed to it or released any claim possessed by it, other than (i) in the ordinary course of business, (ii) pursuant to existing financing arrangements, or (iii) Indebtedness reflected in the Financial Statements;
(k)    none of the Acquired Companies has mortgaged, pledged or subjected to any material Lien, other than Permitted Liens, any of its material properties or assets; and
(l)    none of the Acquired Companies has entered into any written agreement to do any of the foregoing (other than this Agreement).
4.7    Taxes. Except as set forth on Schedule 4.7:
(a)    All material Tax Returns for all open years required to be filed by or with respect to the Acquired Companies have been properly filed (taking into account applicable extensions of time to file), and all such Tax Returns (including information provided therewith or with respect thereto) are accurate and complete in all material respects. All Taxes due and payable by the Acquired Companies in connection with such Tax Returns for the Acquired Companies have been paid, other than Taxes which are not yet due or which, if due, are not delinquent or are being contested in good faith by appropriate proceedings or have not been finally determined, and for which, in each case, adequate reserves have been established on the Acquisition Balance Sheets or in the books and records of the Acquired Companies.
(b)    There are no Tax claims, audits or proceedings by any Taxing Authority pending or, to Seller’s Knowledge, threatened in writing in connection with any Taxes due from or with respect to the Acquired Companies.
(c)    There are not currently in force any waivers or agreements binding upon the any Acquired Company for the extension of time or statute of limitations within which to file any Tax Return or for the assessment or payment of any Tax for any taxable period, and no request for any such waiver or extension is currently pending.
(d)    The Acquired Companies have properly withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any Person.

(e)    The Acquired Companies (i) have not been a member of an Affiliated Group and (ii) have no Liability for the Taxes of any Person under Reg. Section 1.1502-6 (or any similar provision of state, local or non-U.S. law), as a transferee or successor, by contract or otherwise.
(f)    Since formation, none of the Acquired Companies has filed Form 8832 to elect to be treated as an association.
4.8    Employees. Except as set forth on Schedule 4.8(a), there are no, and in the past eighteen (18) months there have been no, pending, or to Seller’s Knowledge, threatened claims by any employee or former employee of any Acquired Company with respect to his or her employment, termination of employment or any employee benefits. None of the Acquired Companies is a party to any collective bargaining agreement. Schedule 4.8(b) sets forth a complete list of all current employees of the Acquired Companies who received aggregate employment compensation in the form of salary and bonus in excess of One Hundred Fifty Thousand Dollars ($150,000) during or related to the twelve (12) month period ended December 31, 2014. There is no labor strike, slowdown or stoppage pending or, to Seller’s Knowledge, threatened in writing against any of the Acquired Companies.
4.9    Employee Benefit Plans and Other Compensation Arrangements. Set forth on Schedule 4.9(a) is a list of (i) all employee benefit plans (as defined in Section 3(3) of ERISA) and (ii) all other severance pay, salary continuation, bonus, incentive, stock option, welfare, retirement, pension, profit sharing or deferred compensation plans, contracts, programs, funds or arrangements of any kind (including those which are maintained outside of the United States), in each case with respect to which any of the Acquired Companies currently is the sponsor or is obligated to make contributions under the plan terms (collectively, the “Plans”). Except as set forth on Schedule 4.9(b):
(i)    none of the Acquired Companies has been the sponsor of or obligated to make contributions under a “multiemployer plan” (as defined in Title I or Title IV of ERISA) or a plan subject to Title IV of ERISA;
(ii)    each of the Plans that is intended to be tax-qualified under Section 401(a) of the Code has received a favorable determination letter or opinion letter from the Internal Revenue Service as to its qualification and is so qualified in all material respects, except that no representation is made with respect to any formal qualification requirement with respect to which the remedial amendment period under Section 401(b) of the Code has not yet expired;
(iii)    all of the Plans have been operated in compliance in all material respects with their respective terms and all applicable Laws, and all contributions required under the terms of the Plans or applicable Laws have been timely made;
(iv)    no amounts payable under the Plans will fail to be deductible for federal income tax purposes by virtue of Section 280G of the Code;
(v)    neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby, disregarding any termination of employment which may occur on or after the Closing, will (x) result in any material payment (including, without limitation, severance, unemployment compensation, golden parachute or otherwise) becoming due to any manager, officer or any employee of any Acquired Company from such Acquired Company under any Plan or otherwise, (y) materially increase any benefits otherwise payable under any Plan, or (z) result in any acceleration of the timing of payment or vesting of any such benefits to any material extent;
(vi)    none of the Plans provides medical benefits to any retired Person, or any current employee of the Acquired Companies following such employee’s retirement or other termination of employment, except as required by applicable Law (including Section 4980B of the Code); and
(vii)    none of the Acquired Companies maintains any Plan under which it would be obligated to pay benefits solely because of the consummation of the transactions contemplated by this Agreement, disregarding any termination of employment which may occur on or after the Closing.
4.10    Compliance with Laws.
(a)    (i) Each Acquired Company is, and has at all times been, in material compliance with all Laws that are applicable to it (including, but not limited to, all required filings and disclosures), the conduct of its business or the ownership or use of any of assets; (ii) to Seller’s Knowledge, no event has occurred, and no condition or circumstance exists, that would be likely (with or without notice or lapse of time, and without regard to any cure period) to constitute or result directly or indirectly in a material violation by any Acquired Company, or a failure on the part of any Acquired Company to comply with, any applicable Law; and (iii) no Acquired Company has received any written or, to Seller’s Knowledge, oral notice from any Governmental Authority or any other Person regarding any actual, alleged, possible or potential violation of, or failure to comply with, any applicable Law.
(b)    None of the Acquired Companies has, and to Seller’s Knowledge, none of the Related Persons of any Acquired Company has, engaged in any illegal or fraudulent conduct on behalf of, or for the benefit of, any Acquired Company. None of the Acquired Companies, nor any of their respective Related Persons on behalf of, or for the benefit of, any Acquired Company, has used any corporate or other funds for unlawful contributions, payments, gifts, or entertainment, or made any unlawful expenditures relating to political or business activity or established or maintained any unlawful or unrecorded funds in violation of applicable Law. None of the Acquired Companies has, and to Seller’s Knowledge, none of the Related Persons of any Acquired Company has, accepted or received on behalf of any Acquired Company any unlawful contributions, payments, gifts, or expenditures in violation of applicable Law.
4.11    Permits.
(a)    Schedule 4.11 sets forth an accurate and complete list of each Permit held by the Acquired Companies, and Seller has delivered to Buyer accurate and complete copies of all such Permits including all renewals and all amendments. The Permits identified on Schedule 4.11 (i) are valid and in full force and effect, and (ii) constitute all of the Permits necessary (A) to enable the Acquired Companies to conduct their respective businesses in the manner currently conducted, and (B) to permit the Acquired Companies to own and use their assets in the manner in which they are currently owned and used.
(b)    The Acquired Companies are in material compliance with the terms and requirements of the Permits identified or required to be identified on Schedule 4.11. To Seller’s Knowledge, no event has occurred, and no condition or circumstance exists, that would be likely (with or without notice or lapse of time) to (i) constitute or result directly or indirectly in a violation of or a failure to comply with any term or requirement of any Permit identified or required to be identified on Schedule 4.11, or (ii) result directly or indirectly in the revocation, withdrawal, suspension, cancellation, termination or modification of any Permit identified or required to be identified on Schedule 4.11.
(c)    None of the Acquired Companies has received any written or, to Seller’s Knowledge, oral notice from any Governmental Authority regarding (i) any actual or possible violation of, or failure to comply in any material respect with, any term or requirement of any Permit; or (ii) any actual or possible revocation, withdrawal, suspension, cancellation, termination or material modification of any Permit. During the six (6) year period ending on the date hereof, no Governmental Authority has challenged in writing the right of any Acquired Company to offer or sell any of its products or services.
(d)    All applications required to have been filed for the renewal of the Permits identified on Schedule 4.11 have been duly filed on a timely basis with the appropriate Governmental Authorities, and each other notice or filing required to have been given or made with respect to such Permits has been duly given or made on a timely basis with the appropriate Governmental Authorities.
4.12    Payor Participation.
(a)    Schedule 4.12 sets forth, for each Acquired Company, each Acquired Company’s eligibility and certification for participation and reimbursement under Titles XVIII and XIX of the Social Security Act (the “Medicare and Medicaid Programs”) and the TRICARE Program (the Medicare and Medicaid Programs, the TRICARE Program, and such other similar federal or state reimbursement or governmental health care programs for which such Acquired Company is eligible (including “Federal health care programs” as defined in 42 U.S.C. § 1320a-7b(f)) are referred to collectively as “Governmental Programs”). Each Acquired Company, as applicable, (i) currently participates in such Governmental Programs pursuant to provider agreements and in private, non-Governmental Programs (including any private insurance program) under which such Acquired Company directly or indirectly is presently receiving payments (such private, non-Governmental Programs are referred to collectively as “Private Programs”); (ii) is in good standing with such Governmental Programs and Private Programs; and (iii) to Seller’s Knowledge, has no outstanding overpayments or refunds due to such Governmental Programs or Private Programs in excess of $25,000, except those occurring in the ordinary course of business. Each Acquired Company has timely filed all claims and reports required to be filed prior to the date hereof with respect to

Governmental Programs and Private Programs, all fiscal intermediaries and/or carriers and other insurance carriers, and all such claims and reports are complete and accurate in all material respects and have been prepared in material compliance with applicable Laws governing reimbursement and payment claims.
(b)    There are no additional document requests made by Governmental Programs or Private Programs to which any Acquired Company has not responded and no denials of claims are currently being appealed by any Acquired Company. Each Acquired Company has paid or caused to be paid all known and undisputed refunds, overpayments, discounts or adjustments that have become due pursuant to such claims and reports, has not claimed or received reimbursements from Governmental Programs or Private Programs in excess of the amounts permitted by applicable Law and, to Seller’s Knowledge, has no liability under any Governmental Program or Private Program, other than any refund, overpayment, discount or adjustment that occurs in the ordinary course of business.
(c)    There are no pending appeals, proceedings or notices of intent to audit and, to Seller’s Knowledge no audits, adjustments, challenges, or inquiries with respect to such prior claims or reports, except for such appeals or individual claim denials that occur in the ordinary course of business and that are not material to the operations of the Business. During the six (6) year period ending on the date hereof, none of the Acquired Companies has been audited, surveyed or otherwise examined in connection with any Governmental Program or Private Program.
4.13    Privacy and Security Compliance.
(a)    None of the Acquired Companies is in violation in any material respect with the applicable requirements of the regulations governing the privacy of individually identifiable health information and the regulations governing the security of such information maintained in electronic form promulgated pursuant to HIPAA (a “HIPAA Requirement”). To Seller’s Knowledge, no HIPAA Requirement will impose any restrictions upon the Acquired Companies’ ability to use, possess, disclose, or transfer any personal data in the manner the Acquired Companies have used, possessed, disclosed, or transferred any such personal data. None of the Acquired Companies is in violation in any material respect with any HIPAA “business associate” type covenants in any Contract or amendment thereto. During the past six (6) years, none of the Acquired Companies has received any written or, to Seller’s Knowledge, oral complaint nor, to Seller’s Knowledge, has any complaint (written or otherwise) been made to any third party, from any patient or guardian thereof regarding the improper disclosure of such patient’s protected health information by any Acquired Company, any Affiliate thereof, or any of their Related Persons.
(b)    Seller has delivered to Buyer accurate and complete copies of all written policies and procedures currently maintained by each Acquired Company that relate to HIPAA Requirements or other privacy and personal data protection, including any such policies that relate to personal data from or about any Related Persons, customers, suppliers, service providers, or any other Persons.
4.14    Health Care Laws. None of the Acquired Companies nor, to Seller’s Knowledge, any of their respective Related Persons, has engaged in any activities that are prohibited under any applicable Law relating to healthcare regulatory matters, including, without limitation: (1) 42 U.S.C. §§ 1320a-7, 7a and 7b, which are commonly referred to as the “Federal Fraud Statutes”; (2) 42 U.S.C. § 1395nn, which is commonly referred to as the “Stark Statute”; (3) 31 U.S.C. §§ 3729-3733, which is commonly referred to as the “Federal False Claims Act”; (4) 18 U.S.C. § 666 , which is commonly referred to as the “Federal Bribery Statute;” (5) 42 U.S.C. §§ 1320a through 7b(b), which is commonly referred to as the “Anti-Kickback Statute;” and (6) any similar federal, state or local statutes or regulations. Such activities shall include, but are not limited to, the following:
(i)    knowingly and willfully making or causing to be made a false statement or representation of a material fact in any application for any benefit or payment;
(ii)    knowingly and willfully making or causing to be made any false statement or representation of a material fact for use in determining rights to any benefit or payment;
(iii)    presenting or causing to be presented a claim for reimbursement that is for an item or service that was known or should have been known to be (x) not provided as claimed or (y) false or fraudulent;
(iv)    failing to disclose knowledge of the occurrence of any event affecting the initial or continued right to any benefit or payment on its own behalf or on behalf of another, with intent to fraudulently secure such benefit or payment;
(v)    knowingly or willfully offering, paying, soliciting or receiving any remuneration (including any kickback, bribe, or rebate), directly or indirectly, overtly or covertly, in cash or in kind (x) in return for referring an individual to a Person for the furnishing or withholding, or arranging for the furnishing or withholding, of any item or service for which payment may be made in whole or in part by any Governmental Program or Private Program, or (y) in return for purchasing, leasing, or ordering or arranging for or recommending purchasing, leasing, or ordering any good, facility, service, or item for which payment may be made in whole or in part by any Governmental Program or Private Program; or
(vi)    knowingly and willfully making or causing to be made, or inducing or seeking to induce the making of, any false statement or representation (or omitting to state a fact required to be stated therein or necessary to make the statements contained therein not misleading) of a material fact with respect to (i) a facility in order that the facility may qualify for any Governmental Program or Private Program or (ii) information required to be provided under § 1124A of the Social Security Act (42 U.S.C. § 1320a 3).
4.15    Additional Health Care Matters.
(a)    During the past six (6) years, none of the Acquired Companies nor, to Seller’s Knowledge, any of their respective Related Persons:
(i)    has been convicted of or charged with any violation of applicable Law related to any Governmental Program;

(ii)    has been convicted of, charged with, or, to Seller’s Knowledge, investigated for, any violation of Applicable Law related to fraud, theft, embezzlement, breach of fiduciary responsibility, financial misconduct, obstruction of an investigation, or controlled substances; or
(iii)    to Seller’s Knowledge, is or has been the subject of any inquiry or investigation by any Governmental Authority or Accrediting Agency with respect to health care matters; or
(iv)    is excluded, suspended or debarred from participation, or is otherwise ineligible to participate, in any Governmental Program or has committed any violation of applicable Law that is reasonably expected to serve as the basis for any such exclusion, suspension, debarment or other ineligibility.
(b)    During the past six (6) years, none of the Acquired Companies has received any written notice indicating that its qualification as a participating provider in any Governmental Program or Private Program may be terminated or withdrawn, nor, to Seller’s Knowledge, is there a reasonable basis under which such qualification may be terminated or withdrawn.
(c)    To Seller’s Knowledge, during the past six (6) years, no Person has raised allegations relative to any Acquired Company that would qualify such Person as a relator under the Federal False Claims Act (31 U.S.C. §§ 3729-3733), including allegations of non-compliance with any state or federal anti-kickback, physician self-referral or billing or coding requirements.
4.16    Real and Personal Properties.
(a)    The Acquired Companies do not own any real property. Schedule 4.16(a) identifies all of the real property demised by leases or subleases (collectively, the “Leases”) to the Acquired Companies (collectively, the “Leased Real Property”).
(b)    Each Acquired Company holds a valid and existing leasehold interest under each of the Leases to which it is a party for the terms set forth therein. All of the Leases are in full force and effect and enforceable by the Acquired Company a party thereto in accordance with their terms, subject to the Enforceability Exceptions. None of the Acquired Companies is in material breach of or in material default under any Lease to which it is a party.
(c)    None of the Acquired Companies nor Seller has received written notice of any pending or contemplated condemnation, expropriation or other proceeding in eminent domain affecting the Leased Real Property or any portion thereof or interest therein, and to Seller’s Knowledge, no such proceeding has been threatened against the Leased Real Property. None of the Acquired Companies has received any written notice that the current use and occupancy of the Leased Real Property used by such Acquired Company violates any Law in any material respect.
(d)    Each Acquired Company owns the items of material tangible personal property reflected on the Acquisition Balance Sheets as being owned by such Acquired Company or acquired thereafter (except for assets reflected thereon or acquired thereafter that have been disposed of in the ordinary course of business consistent with past practice since the date of the Acquisition Balance Sheets), free and clear of all Liens, except for (i) Liens identified or described on Schedule 4.16(d) and (ii) Permitted Liens.
(e)    The only assets owned by CME, an Affiliate of the Acquired Companies and wholly-owned by Seller, are those provider numbers set forth on Schedule 4.16(e).
4.17    Intellectual Properties.
(a)    Schedule 4.17(a) sets forth a listing of all registered Acquired Company Intellectual Property and all pending applications therefor.
(b)    Schedule 4.17(b) sets forth a listing of all material written licenses (excluding Off-the-Shelf Software and end user licenses for so-called “shrink-wrap” Software) pursuant to which an Acquired Company is a party either as a licensee or licensor and any other Contract under which an Acquired Company grants or receives any rights to Intellectual Property (the “Licenses”).
(c)    Except as set forth on Schedule 4.17(c), the Acquired Companies own all right, title and interest in and to the Acquired Company Intellectual Property. The Acquired Company Intellectual Property is valid, subsisting, in full force and effect, and has not been cancelled, expired or abandoned.
(d)    The Acquired Companies have a valid and enforceable right or license to use (as currently being used) the material Intellectual Property used in their respective businesses that is owned by a third party, subject to the Enforceability Exceptions.
(e)    No Acquired Company nor Seller has received in the past three (3) years any written notice regarding the infringement or misappropriation by any Acquired Company of any Intellectual Property of any third party.
(f)    The conduct of the Acquired Companies’ respective businesses does not infringe upon or misappropriate any Intellectual Property of any third party, and, to Seller’s Knowledge, no third party is infringing or has infringed, misappropriated or otherwise violated any of the Acquired Company Intellectual Property.
4.18    Contracts. Schedule 4.18 sets forth a listing as of the date hereof of all of the currently effective Contracts of the following types to which any of the Acquired Companies is a party or by which any material assets of the Acquired Companies are bound or are subject:
(a)    Contracts or group of related Contracts, other than purchase orders entered into in the ordinary course of business consistent with past practice, which involve commitments to make capital expenditures or which provide for the purchase of assets, goods or services by any Acquired Company from any one Person under which the undelivered balance of such goods or services has a purchase price in excess of One Hundred Thousand Dollars ($100,000) in any consecutive twelve (12) month period after the date hereof and which are not terminable by such Acquired Company upon ninety (90) days’ or less advance notice;

(b)    Contracts or group of related Contracts, other than sales orders entered into in the ordinary course of business consistent with past practice, with the top twenty (20) customers of the Acquired Companies, measured by billings during the twelve (12) month period ending December 31, 2014;
(c)    employment, confidentiality and non-competition agreements with any employee who receives salary and bonus in excess of One Hundred Fifty Thousand Dollars ($150,000) per annum;
(d)    Contracts not otherwise disclosed herein which presently limit in any material respect the freedom of any Acquired Company to engage in any business or compete with any Person;
(e)    Contracts pursuant to which any Acquired Company is a lessor or a lessee of any personal property or the lessor of any real property, except for any such leases under which the aggregate annual rent or lease payments do not exceed Fifty Thousand Dollars ($50,000) and which are not terminable by such Acquired Company upon ninety (90) days’ or less advance notice;
(f)    other than Contracts for the sale or rental of inventory in the ordinary course of business, Contracts for the sale, assignment, transfer or other disposition of assets involving a purchase price (in a single transaction or a series of related transactions) in excess of Fifty Thousand Dollars ($50,000) and under which any Acquired Company has any continuing liability or obligation;
(g)    Contracts not included in subsection (c) providing for severance, retention, change in control or other similar payments;
(h)    Contracts with any officer or manager of any of the Acquired Companies, or any Affiliate of any of the foregoing, or in the case of any individual, any immediate family member of any of the foregoing; and
(i)    Contracts under which any Acquired Company has made advances or loans to any other Person, other than employee loans in the ordinary course of business.
Correct and complete copies of each written Contract or summaries of each oral Contract, in each case, required to be identified on Schedule 4.18, including amendments thereto (collectively, the “Material Contracts”) have been made available to Buyer. Except as would not have a Material Adverse Effect, as of the date of this Agreement, (i) all of the Material Contracts are in full force and effect and are enforceable against the Acquired Company that is a party thereto, and to Seller’s Knowledge, the other parties thereto, in accordance with their respective terms, subject in each case to the Enforceability Exceptions, (ii) the Acquired Company a party thereto has performed all obligations required to be performed by it pursuant to such Material Contracts, and (iii) to Seller’s Knowledge, there are no existing written threats of default, breaches or violations of any of such Material Contracts by any other party thereto.
4.19    Litigation. Except as set forth on Schedule 4.19, (i) there are no actions, suits, arbitrations, proceedings or claims of any kind whatsoever, at Law or in equity, currently pending, or to Seller’s Knowledge, threatened against any of the Acquired Companies, and (ii) in the past five (5) years there have been no actions, suits, arbitrations, proceedings or claims of any kind whatsoever, at Law or in equity, against any of the Acquired Companies with respect to any reimbursement or payment claims or any other health care matters. No Acquired Company is subject to any Order or is in breach or violation of any Order.
4.20    Brokerage. No Person is or will become entitled, by reason of any Contract entered into or made by or on behalf of any Acquired Company, to receive any commission, brokerage, finder’s fee or other similar compensation payable by any of the Acquired Companies in connection with the consummation of the transactions contemplated by this Agreement, other than fees payable to Sun Trust Robinson Humphrey.
4.21    Insurance. Schedule 4.21 sets forth a listing of all insurance policies or binders currently owned, held by or applicable to the Acquired Companies (or their respective assets or businesses). All such policies are in full force and effect and all premiums that are due and payable with respect thereto have been paid. No Acquired Company has received any written notice of cancellation or non-renewal of any such policy or arrangement nor has the termination of any such policy or arrangement been threatened in writing.
4.22    Environmental Matters.
(a)    To Seller’s Knowledge, in the past two (2) years, there has been no generation, Treatment, Storage, Release, Disposal or transport of any Hazardous Material, regardless of quantity, at, on, under, or from any of the Leased Real Property by any Acquired Company, except in compliance with applicable Environmental Laws.
(b)    No Acquired Company has agreed to assume or accept responsibility, by contract or otherwise, for any liability of any other Person under Environmental Laws.
(c)    In the past two (2) years, no Acquired Company nor Seller has received any notice, order or other communication from any Governmental Authority or any Person claiming that any Acquired Company is, or may be in violation of any Environmental Law or liable for personal injury or property damage or for any other costs or expenses related to any Release, Treatment, Storage or Disposal of, or exposure to, any Hazardous Material.
4.23    Related Party Transactions. Except as set forth on Schedule 4.23, to Seller’s Knowledge, no Related Person of any Acquired Company: (a) owes any amount to any Acquired Company, nor does any Acquired Company owe any amount to, or has any Acquired Company committed to make any loan or extend or guarantee credit to or for the benefit of, any Related Person (other than any payments to, and reimbursement of fees and expenses of, employees, managers and officers of the Acquired Companies in the ordinary course of business), (b) owns any property or right, tangible or intangible, that is used by any Acquired Company, or (c) has any claim or cause of action against any Acquired Company, other than claims for accrued compensation, benefits or expense reimbursement arising in the ordinary course of employment.
4.24    Accounts Receivable. Except as set forth on Schedule 4.24, the accounts receivable reflected on the Acquisition Balance Sheets and the accounts receivable arising after the date thereof (a) have arisen from bona fide transactions entered into by the Acquired Companies involving the sale or rental of goods or the rendering of services in the ordinary course of business consistent with past practice; and (b) constitute only valid claims of the Acquired Companies, not subject to claims of set-off or other defenses or counterclaims other than normal cash discounts accrued in the ordinary course of business consistent with past practice.
4.25    Customers and Suppliers. Schedule 4.25 sets forth (a) a list of the top fifteen (15) customers of each Acquired Company on a consolidated basis by revenue received from such customers for each of the fiscal year ended December 31 2014 and for the four (4) month period ended April 30, 2015 (collectively, the “Material Customers”), and (b) a list of the top five (5) suppliers of each Acquired Company on a consolidated basis by volume of purchases from such suppliers for each of the fiscal year ended December 31 2014 and for the four (4) month period ended April 30, 2015 (collectively, the “Material Suppliers”).  The Acquired Companies have not received any written, or to Seller’s Knowledge, oral, indication from any of the Material Customers to the effect that any such customer will stop, materially decrease the rate of, or materially change the payment or price terms with respect to, buying or renting products or services from the respective Acquired Company, except as contemplated in any contract to which the Acquired Company is a party.  The Acquired Companies have not received any written, or to Seller’s Knowledge, oral, indication from any of the Material Suppliers to the effect that any such supplier will stop, materially decrease the rate of, or materially change the payment or price terms with respect to, supplying products or services to any of the Acquired Companies.  To Seller’s Knowledge, there is no existing material dispute with any of the customers and Material Suppliers of any Acquired Company.

4.26    Condition and Sufficiency of Assets. Schedule 4.26(a) includes a fixed asset listing of each Acquired Company as of May 31, 2015. Except as set forth on Schedule 4.26(b), each material item of equipment and each other material tangible operating asset of the Acquired Companies is adequate for the use to which it is being put, taking into account the circumstances, intended use and environment in which such personal property is deployed. Except as set forth on Schedule 4.26, the buildings, offices, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other items of real property and tangible personal property currently owned or leased by the Acquired Companies, together with all other properties and assets of the Acquired Companies, are sufficient for the continued conduct of the Acquired Companies’ business after the Closing in substantially the same manner as conducted prior to the Closing and constitute all of the rights, property and assets necessary to conduct the business of the Company as currently conducted.

4.27    Banking. Schedule 4.27 sets forth an accurate and complete list of the names and locations of all financial institutions at which a checking account, deposit account, securities account, safety deposit box or other deposit or safekeeping arrangement is maintained by or on behalf of the Acquired Companies, and sets forth the numbers or other identification of all such accounts and arrangements and the names of all persons authorized to draw against any funds therein.

ARTICLE 5
Representations and Warranties of Buyer
Buyer represents and warrants to Seller as follows:
5.1    Organization; Authorization. Buyer is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware. Buyer has all requisite legal right and power and authority to execute, deliver and perform this Agreement and each other agreement, instrument and document executed and delivered by Buyer pursuant hereto (collectively, the “Buyer Ancillary Agreements”), and to consummate the transactions contemplated herein and therein. The execution, delivery and performance by Buyer of this Agreement and the Buyer Ancillary Agreements and the consummation by Buyer of the transactions contemplated hereby and thereby have been duly and validly authorized (by all requisite corporate action or otherwise) on the part of Buyer.
5.2    Execution and Delivery; Enforceability. This Agreement and each Buyer Ancillary Agreement has been duly executed and delivered by Buyer and constitutes the legal, valid and binding obligation of Buyer, enforceable in accordance with its terms, except as such enforcement may be limited by the Enforceability Exceptions.
5.3    Governmental Authorities; Consents.
(a)    Neither the execution and delivery of this Agreement or any Buyer Ancillary Agreement, nor the consummation by Buyer of the transactions contemplated hereby or thereby, nor compliance by Buyer with any of the provisions hereof or thereof: (i) conflicts with or results in a breach of any provisions of the Charter Documents of Buyer; (ii) constitutes or results in the breach of any term, condition or provision of, or constitutes a Default or results in the creation or imposition of a Lien upon any property or assets of Buyer pursuant to any material Contract to which Buyer is a party or by which any of its properties or assets may be subject; or (iii) violates any Law or Order applicable to Buyer or by which any properties or assets owned or used by Buyer is bound or affected; except, in the case of clauses (ii) and (iii) of this Section 5.3(a), as would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of Buyer to consummate the transactions contemplated by this Agreement.
(b)    No consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority or Accrediting Agency is required to be obtained or made by Buyer in connection with: (i) the execution, delivery and performance by Buyer of this Agreement or any Buyer Ancillary Agreement in connection herewith; or (ii) the compliance by Buyer with any of the provisions hereof or thereof or the consummation of the transactions contemplated hereby or thereby.
5.4    Brokerage. No Person is or will become entitled, by reason of any agreement or arrangement entered into or made by or on behalf of Buyer, to receive any commission, brokerage, finder’s fee or other similar compensation in connection with the consummation of the transactions contemplated by this Agreement.

5.5    Investment Intent; Restricted Securities. Buyer is acquiring the Interests solely for Buyer’s own account, for investment purposes only, and not with a view to, or with any present intention of, reselling or otherwise distributing the Interests or dividing its participation herein with others. Buyer has sufficient experience in business, financial and investment matters to be able to evaluate the purchase of the Interests and to make an informed investment decision with respect to such purchase. Buyer is an “accredited investor” within the meaning of Rule 501 promulgated under the 1933 Act. Buyer has had such opportunity as it has deemed adequate to obtain from the management of the Acquired Companies such information about the business of the Acquired Companies as is necessary to permit Buyer to evaluate the merits and risks of investment in the Acquired Companies. Buyer understands and acknowledges that: (a) none of the Interests have been registered or qualified under the 1933 Act, or under any securities Laws of any state of the United States or other jurisdiction, in reliance upon specific exemptions thereunder for transactions not involving any public offering; (b) all of the Interests constitute “restricted securities” as defined in Rule 144 under the 1933 Act; (c) none of the Interests are traded or tradable on any securities exchange or over-the-counter; and (d) none of the Interests may be sold, transferred or otherwise disposed of unless a registration statement under the 1933 Act with respect to such Interests and qualification in accordance with any applicable state securities Laws becomes effective or unless such registration and qualification is inapplicable, or an exemption therefrom is available. Buyer will refrain from transferring or otherwise disposing of any of the Interests acquired hereunder or any interest therein in any manner that may cause Seller to be in violation of the 1933 Act or any applicable state securities Laws.
5.6    Financing. Buyer has readily available funds sufficient to consummate the transactions contemplated by this Agreement and each Buyer Ancillary Agreement.
5.7    Solvency. After giving effect to the transactions contemplated by this Agreement, Buyer and the Acquired Companies: (a) will be solvent (in that both the fair value of its assets will not be less than the sum of its liabilities and that the present saleable value of its assets will not be less than the amount required to pay its probable liabilities as they become absolute and matured), (b) will have adequate capital with which to engage in its business, and (c) will not have incurred and will not plan to incur liabilities beyond their ability to pay as they become absolute and matured. The foregoing representation and warranty by Buyer is subject to the following assumptions: (i) the Seller’s representations and warranties about the Acquired Companies are true and correct; (ii) all conditions to the Buyer’s obligations to close have been satisfied or waived; (iii) the Acquired Companies have not suffered a Material Adverse Effect; and (iv) any financial projections provided to the Buyer about the Acquired Companies remain reasonable projections about the future performance of the Acquired Companies after the Closing. In completing the transactions contemplated by this Agreement, Buyer does not intend to hinder, delay or defraud any present or future creditors of Buyer or the Acquired Companies.
5.8    Due Diligence Investigation. Buyer has had an opportunity to discuss the business, management, operations and finances of the Acquired Companies with their respective officers, managers, employees, agents, representatives and Affiliates, and has had an opportunity to inspect the facilities of the Acquired Companies. Buyer has conducted its own independent investigation of the Acquired Companies. In making its decision to execute and deliver this Agreement and to consummate the transactions contemplated by this Agreement, Buyer has relied solely upon the representations and warranties of Seller set forth in Article 3 and Article 4 (and acknowledges that such representations and warranties are the only representations and warranties made by Seller) and has not relied upon any other information provided by, for or on behalf of Seller or the Acquired Companies, or their respective agents or representatives, to Buyer in connection with the transactions contemplated by this Agreement. Buyer has entered into the transactions contemplated by this Agreement with the understanding, acknowledgement and agreement that no representations or warranties, express or implied, are made with respect to any projection or forecast regarding future results or activities or the probable success or profitability of the Acquired Companies. Buyer acknowledges that no current or former stockholder, director, manager, officer, employee, affiliate or advisor of the Acquired Companies has made or is making any representations, warranties or commitments whatsoever regarding the subject matter of this Agreement, express or implied, except as set forth in Articles 3 and 4.
ARTICLE 6
Closing Deliveries
6.1    Closing Deliveries by Seller. At or prior to Closing, Seller shall deliver, or cause to be delivered, to Buyer the following:
(a)    duly executed interest powers or other appropriate instruments of assignment and transfer for the Interests;
(b)    the written resignation, effective as of the Closing, of the managers and non-employee officers of the Acquired Companies set forth on Schedule 6.1(b);
(c)    letters from Seller’s senior lenders releasing the Acquired Companies from any obligations the Acquired Companies have under Seller’s credit facilities, and providing for the release of any Liens against the Acquired Companies related to Seller’s credit facilities;
(d)    a certificate of good standing for each Acquired Company as of the most recent practicable date from the Secretary of State of each Acquired Company’s state of formation;
(e)    a duly executed counterpart to a supply agreement in the form attached hereto as Exhibit B (the “Supply Agreement”) from Seller and Parent;
(f)    A duly executed counterpart to a transition services agreement in the form attached hereto as Exhibit C (the “Transition Services Agreement”) from Seller and Invacare Corporation; and
(g)     Evidence of termination of that certain Services Agreement by and between IOM and Specialty Medical Equipment, LLC (as assigned to CME) dated January 1, 2007.
Any agreement or document to be delivered to Buyer pursuant to this Section 6.1 shall be in form and substance reasonably satisfactory to Buyer.

6.2    Closing Deliveries by Buyer. At or prior to Closing, Buyer shall deliver, or cause to be delivered, to Seller the following:
(a)    to the Seller’s Account, the Estimated Purchase Price in accordance with Section 2.3;
(b)    the satisfaction of the Repaid Closing Indebtedness and Transaction Expenses in accordance with Section 2.3;
(c)    a certificate of good standing as of the most recent practicable date from the Secretary of State where Buyer is incorporated;
(d)    a duly executed counterpart to the Supply Agreement from Buyer;
(e)    a duly executed counterpart to the Transition Services Agreement from Buyer and each Acquired Company;
(f)    a copy of an amendment to the Certificate of Formation of IOM changing the company name of IOM to one not including the words “Invacare,” “IOM” or any variant thereof to be duly filed with the Secretary of State of the State of Delaware in connection with the Closing on the Closing Date; and
(g)    resolutions of the board of directors or managers, as applicable, of Buyer authorizing the transactions contemplated hereby certified as true and accurate by an officer of Buyer.
Any agreement or document to be delivered to Seller pursuant to this Section 6.2, the form of which is not attached to this Agreement as an exhibit, shall be in form and substance reasonably satisfactory to Seller.
ARTICLE 7
The Closing
The consummation of the transactions contemplated herein (the “Closing”) will take place simultaneous with the execution hereof by conference call and electronic (i.e. email/pdf) or facsimile signatures, with exchange of original signatures to follow by overnight mail, or at such other time and place as to which Buyer and Seller may agree in writing. The date on which the Closing actually occurs is referred to herein as the “Closing Date.” The transfers and deliveries described in Article 6 shall be mutually interdependent and shall be regarded as occurring simultaneously, and, any other provision of this Agreement notwithstanding, no such transfer or delivery shall become effective or shall be deemed to have occurred until all of the other transfers and deliveries provided for in Article 6 shall also have occurred or been waived in writing by the party entitled to waive the same. Except as otherwise provided herein, the effective time of the transactions contemplated hereby, including passage of title and risk of loss, shall be at the Closing.

ARTICLE 8
Covenants and Agreements
8.1    Covenants.
8.1.1    Post-Closing Publicity. Following the Closing, no party shall issue any press releases or public announcements concerning this Agreement or the transactions contemplated herein without the prior approval of Buyer or Seller, as the case may be, which approval shall not be unreasonably withheld, except as may be required by Law or by any Governmental Authority or Accrediting Agency or the rules of any stock exchange or trading system or as may be reasonably necessary to enforce any rights under this Agreement. For the avoidance of doubt, in connection with any disclosure or announcement required by Law or any Governmental Authority or Accrediting Agency or the rules of any stock exchange or trading system, either party may disclose the financial and other material terms of the transactions contemplated by this Agreement, including the Purchase Price and the effect the transaction will have on the earnings of the disclosing party, as applicable. Each party shall be entitled to disclose or comment to any Person that a transaction has been consummated. Subject to the foregoing, Seller and Invacare shall use commercially reasonable efforts and cooperate with Buyer to develop a communications plan to announce the purchase of the Acquired Companies by Buyer. The content, form and timing of a press release or other communications (other than communications with a Governmental Authority or Accrediting Agency as contemplated above) relating to the purchase of the Acquired Companies by Buyer shall be approved by and coordinated in advance with Buyer.
8.1.2    Expenses. Whether or not the Closing takes place, except as otherwise provided herein, all fees, costs and expenses (including fees, costs and expenses of legal counsel, investment bankers, brokers or other representatives and consultants and appraisal fees, costs and expenses, and travel, lodging, entertainment and associated expenses) incurred in connection with the negotiation of this Agreement and the other agreements contemplated hereby, the performance prior to Closing of this Agreement and the other agreements contemplated hereby, and the consummation of the transactions contemplated hereby and thereby (a) by Seller or the Acquired Companies shall be paid by Seller or, prior to the Closing, by the Acquired Companies, or (b) by Buyer shall be paid by the Buyer.
8.1.3    No Assignments. No assignment or transfer of all or any part of this Agreement or any right or obligation hereunder may be made by any party hereto without the prior written consent of all other parties hereto, and any attempted assignment or transfer without such consent shall be void and of no force or effect; provided, that (a) Buyer may assign any of its rights or delegate any of its duties under this Agreement to any Affiliate of Buyer or in connection with the sale or transfer of all or substantially all of Buyer’s business or assets to which this Agreement relates, whether by merger, sale of assets or otherwise, provided, further, that no such assignment shall relieve Buyer of its obligations hereunder; and (b) Buyer may assign its rights, but not its obligations, under this Agreement to any of its financing sources.
8.1.4    Access by Seller. Buyer shall, and shall cause the Acquired Companies to, for a period of five (5) years after the Closing Date, during normal business hours and upon reasonable advance notice, provide Seller and its designees and representatives with such access to the pre-Closing books and records of the Acquired Companies as may be reasonably requested by Seller, who shall be entitled, at its expense, to make extracts and copies of such pre-Closing books and records to the extent that such access may be reasonably required by Seller for any commercially reasonable purpose related to the pre-Closing period, including, but not limited to (i) the preparation of the financial statements of Seller and all Tax Returns or in connection with any audit, amended Tax Return, claim for refund or any proceeding with respect thereto, and (ii) the investigation, litigation and final disposition of any claims, proceedings or investigations which may have been or may be made by or against Seller in connection with the conduct of the business of the Acquired Companies prior to the date hereof or the consummation of the transactions contemplated hereby. Buyer agrees that it shall not, during such five (5) year period, destroy or cause or permit to be destroyed any material pre-Closing books or records without first obtaining the consent of Seller (or providing to Seller notice of such intent and a reasonable opportunity to copy such pre-Closing books or records, at Seller’s expense, at least thirty (30) days prior to such destruction).
8.1.5    Director and Officer Indemnification. Buyer agrees not to amend or modify the Charter Documents of the Acquired Companies with respect to any indemnification provision or provisions, including provisions respecting the advancement of expenses, in effect on the Closing Date for the benefit of the (current or former) directors, officers or similar functionaries (except to the extent that such amendment preserves or broadens the indemnification or other rights theretofore available to such directors, officers or similar functionaries). This Section shall continue for a period of six (6) years following the Closing and is intended to benefit each director, officer or similar functionary who has held such capacity on or prior to the Closing Date and is now or at any time during such six (6) year period entitled to indemnification or advancement of expenses pursuant to any provisions contained in the Charter Documents as of the date hereof.
8.1.6    Further Assurances. From time to time after the Closing, at the request of any party hereto, each other party hereto shall execute and deliver any further instruments and take such other action as such party may reasonably request to carry out the transactions contemplated hereby.
8.1.7    Post-Closing Operations. Buyer hereby agrees to timely pay, perform and discharge (or contest in good faith) all obligations and liabilities of the Acquired Companies arising or accruing after the Closing Date in accordance with their respective terms.
8.1.8    Invacare Name. From and after the Closing, Buyer shall cause the Acquired Companies not to utilize the names or marks “Invacare,” “IOM,” or any variant thereof, whether on signage, letterhead or otherwise, except in accordance with the provisions of the Transition Services Agreement.
8.1.9    Certain Lease Guarantees. Buyer shall cause the Acquired Companies to use commercially reasonable efforts to obtain the termination of the corporate guarantees of Invacare or Seller, as applicable, with respect to the Leases for the Leased Real Property set forth on Schedule 8.1.9. Buyer shall, or shall cause the Acquired Companies to, reimburse Invacare or Seller, as applicable, with respect to

(i) any rent or other payments made by Seller or Invacare with respect to any Acquired Company’s occupation of such Leased Real Property from and after the Closing Date, or (ii) any Losses incurred by Invacare or Seller in connection with such corporate guarantees relating thereto caused by or arising out of the Acquired Companies’ failure to comply with the terms of such Leases after the date hereof. Any such reimbursement shall be made within ten (10) days of payment by Invacare or Seller, as applicable.
8.1.10    Certain Tax and Financial Assistance. Buyer shall cause the Acquired Companies to use commercially reasonable efforts to complete a tax package for the Acquired Companies in accordance with past practice (e.g., in form and substance as the tax packages prepared by the Acquired Companies for Invacare Corporation for prior years, for further consolidation into Invacare Corporation’s Tax Returns, and within ninety (90) days following Closing, such package, represented by Seller, as having been prepared by the Acquired Companies within ninety (90) days following the close of previous months) . Buyer shall cause the Acquired Companies to use commercially reasonable efforts to complete the preliminary financial statements of the Acquired Companies in accordance with past practice (e.g., in form and substance as the financial statements prepared by the Acquired Companies for Invacare Corporation for prior years for further consolidation into Invacare Corporation’s financial statements and within six (6) days following the Closing, as of and for the period ending on the date hereof; such financial statements, represented by Seller, as having been prepared by the Acquired Companies within six (6) days following the close of previous months.) Thereafter, Buyer shall make its respective controllers reasonably available to assist Invacare Corporation in connection with the finalization and auditing of such financial statements in accordance with past practice.
8.2    Acknowledgement. Except as otherwise expressly set forth in Article 3 or Article 4 (as modified by the Disclosure Schedules) hereof, Seller expressly disclaims any representations or warranties of any kind or nature, express or implied, as to the Interests or the condition, value or quality of the Acquired Companies or any of the Acquired Companies’ assets, and Seller specifically disclaims any representation or warranty of merchantability, usage, suitability or fitness for any particular purpose with respect to the Acquired Companies’ assets, or as to the workmanship thereof, or the absence of any defects therein, whether latent or patent, it being understood that such subject assets are being acquired “as is, where is” on the Closing Date, and in their present condition, and Buyer shall rely on its own examination and investigation thereof and the representations and warranties of Seller in Article 3 and in Article 4. Except for the representations and warranties contained in Article 3 and Article 4 (as modified by the Disclosure Schedules) hereof, Seller hereby disclaims all liability and responsibility for any representation, warranty, statement, or information made, communicated, or furnished (orally or in writing) to Buyer or its Affiliates or representatives (including, without limitation, those regarding cost estimates, projections or other predictions (including those that assume or rely upon the continuing receipt by the Acquired Companies of direct payments or reimbursements from any Governmental Authority at existing levels or rates), and information in any memorandum or offering materials or presentations, that may have been or may be provided to Buyer by any director, manager, officer, employee, agent, consultant, or representative of the Acquired Companies or any of their respective Affiliates).

8.3    Acquired Company Engagements; Privileged Information.
(a)    Calfee, Halter & Griswold LLP (“Calfee”) has acted as counsel for Seller and the Acquired Companies (collectively, the “Calfee Clients”) in connection with this Agreement (the “Sale Engagement”) and in that connection Calfee has not acted as counsel for any other Person, including Buyer. Upon the Closing, only the Calfee Clients shall be considered clients of Calfee in the Sale Engagement. All communications between the Calfee Clients and Calfee in the course of the Sale Engagement shall be deemed to be attorney-client confidences that belong solely to Seller and not the Acquired Companies. Accordingly, none of the Acquired Companies nor Buyer shall have access to any such communications, or to the files of Calfee relating to the Sale Engagement. Without limiting the generality of the foregoing, upon and after the Closing, (i) Seller and Calfee shall be the sole holders of the attorney-client privilege with respect to the Sale Engagement, and neither the Acquired Companies nor Buyer shall be a holder thereof, (ii) to the extent that files of Calfee in respect of the Sale Engagement constitute property of a Calfee Client, only Seller shall hold such property rights, and (iii) Calfee shall have no duty whatsoever to reveal or disclose any such attorney-client communications or files to the Acquired Companies or Buyer by reason of any attorney-client relationship between Calfee and the Acquired Companies or otherwise.
(b)    Without the need for any consent or waiver by the Acquired Companies or Buyer, Calfee shall be permitted to represent Seller after the Closing in connection with any matter, including anything related to the transactions contemplated herein or any disagreement or dispute relating thereto. Without limiting the generality of the foregoing, after the Closing, Calfee shall be permitted to represent Seller, any of its agents and Affiliates, or any one or more of them, in connection with any negotiation, transaction or dispute (including litigation, arbitration or other adversary proceeding) with Buyer, the Acquired Companies or any of their respective agents or Affiliates under or relating to this Agreement, any transaction contemplated by this Agreement, and any related matter, such as claims for indemnification and disputes involving employment or noncompetition or other agreements entered into in connection with this Agreement.
(c)    Upon and after the Closing, the Acquired Companies shall cease to have any attorney-client relationship with Calfee, unless Calfee is specifically engaged in writing by any Acquired Company, to represent such Acquired Company after Closing and either such engagement involves no conflict of interest with respect to Seller, or Seller consents in writing at the time to such engagement. Any such representation of the Acquired Companies by Calfee after Closing shall not affect the foregoing provisions of this Section 8.3. For example, and not by way of limitation, even if Calfee is representing the Acquired Companies after Closing, Calfee shall be permitted simultaneously to represent Seller in any matter, including any disagreement or dispute relating thereto. Furthermore, Calfee shall be permitted to withdraw from the representation of the Acquired Companies in order to be able to represent or continue so representing Seller, even if such withdrawal causes the Acquired Companies or Buyer additional legal expense (such as to bring new counsel “up to speed”), delay or other prejudice. To the extent permitted by applicable Law, each of Seller, the Acquired Companies and Buyer consent to each of the arrangements specified in this Section 8.3 and waives any actual or potential conflict of interest that may be involved in connection with any representation by Calfee permitted by this Section 8.3.

8.4    Restrictive Covenants.
(a)    For a period of three (3) years commencing on the Closing Date (the “Restricted Period”), Seller shall not, and shall not permit any of its Affiliates or any of their respective officers, directors or employees to, directly or indirectly, within the United States (i) engage in, render services to, permit such party’s name to be used by others, or assist others in engaging in the Restricted Business; (ii) recruit or solicit for employment or engagement or encourage to leave such employment or engagement, any Person who is employed or engaged by any Acquired Company, except if such Person has not been employed by any Acquired Company for six (6) months prior to such recruitment or solicitation or if such person responds to a general solicitation of employment that was not directed to employees of the Acquired Companies; (iii) have an interest (other than a customer-vendor relationship) in any Person that engages directly or indirectly in the Restricted Business, including as a partner, shareholder, investor, manager, director, member, employee, principal, agent, trustee, advisor or consultant; or (iv) cause, induce or encourage any material actual customer, strategic partner, vendor, or supplier of the Acquired Companies, or any other Person who has a material business relationship with the Acquired Companies to terminate or modify any such actual or prospective relationship.
(b)    Notwithstanding anything to the contrary set forth in this Section 8.4, nothing set forth shall restrict the ability of Seller and its Affiliates to develop, market, sell and service medical equipment to healthcare facilities or parties engaged in the Restricted Business.
(c)    Seller acknowledges and agrees that if Seller breaches, or threatens to commit a breach of, any of the provisions of this Section 8.4, Buyer may have no adequate remedy at law, and accordingly, will be entitled, without the requirement of posting any bond, to have the following rights and remedies, each of which rights and remedies shall be independent of the others and severally enforceable, and each of which is in addition to, and not in lieu of, any other rights and remedies available to the Buyer under law or in equity:
(i)    to seek to have such provision specifically enforced by any court having jurisdiction, it being acknowledged and agreed that any such breach or threatened breach may cause irreparable injury to the Buyer and that money damages may not provide an adequate remedy to the Buyer; and
(ii)    to seek to recover from Seller all monetary damages suffered by the Buyer as the result of any acts or omissions constituting a breach of this Section 8.4.
ARTICLE 9
Indemnification
9.1    Indemnification of Buyer. From and after the Closing and subject to the limitations contained herein, Seller and Invacare Corporation shall, jointly and severally, indemnify, defend, hold harmless, pay and reimburse Buyer and its officers, directors, employees, stockholders, Affiliates, successors and assigns (collectively, the “Buyer Indemnitees”), from and against any Losses based upon, arising out of or caused by: (i) any breach of, or any misrepresentation with respect to, any representations and warranties of Seller set forth in Article 3; (ii) any breach or violation of any covenant of Seller under this Agreement; (iii) any breach of, or any misrepresentation with respect to, any representations and warranties of Seller set forth in Article 4; (iv) any Taxes for any Pre-Closing Tax Period; or (v) the matters described on Schedule 9.1(v) (the “Special Indemnity Items”); provided, that the Buyer Indemnitees’ right to assert claims against the Seller and Invacare Corporation pursuant to this Section 9.1 shall be subject to the limitations set forth in Section 9.3.
9.2    Indemnification of Seller. From and after the Closing and subject to the limitations contained herein, Buyer shall indemnify, defend, hold harmless, pay and reimburse Seller and its officers, directors, employees, stockholders, Affiliates, successors and assigns (collectively, the “Seller Indemnitees”), from and against any Losses based upon, arising out of or caused by any breach of, or any misrepresentation with respect to, any representations and warranties of Buyer set forth in Article 5 or any breach or violation of any covenant of Buyer under this Agreement.
9.3    Limitations on Indemnification. Notwithstanding any other provision of this Agreement, the indemnification obligations provided for in this Agreement shall be subject to the limitations and conditions set forth in this Section 9.3.
(a)    Any claim by a Buyer Indemnitee for indemnification pursuant to Section 9.1 shall be required to be made by delivering notice to Seller no later than the date which is fifteen (15) months following the Closing Date, except (i) any claim for indemnification resulting from or arising out of any breach of, or any misrepresentation with respect to, any representation or warranty in the Fundamental Representations may be made at any time; (ii) any claim for indemnification resulting from or arising out of any breach of, or any misrepresentation with respect to, any representation or warranty in Section 4.7 [Taxes] may be made no later than the applicable statute of limitations; (iii) any claim for indemnification relating to the Special Indemnity Items or resulting from or arising out of any breach of, or any misrepresentation with respect to, any representation or warranty in the Health Care Representations or in Section 4.9 [Employee Benefit Plans and Other Compensation Arrangements] may be made no later than the five (5) year anniversary of the Closing Date; (iv) all covenants and agreements that contemplate performance thereof following the Closing Date will survive the Closing Date in accordance with their respective terms; and (v) any claim for Taxes for any Pre-Closing Tax Period may be made at any time.
(b)    Except for claims for indemnification with respect to any breach of, or any misrepresentation with respect to, any Fundamental Representations, (x) the Buyer Indemnitees shall not be entitled to indemnification for any Losses arising under clause (i) or (iii) of Section 9.1 until the aggregate amount of all of the Buyer Indemnitees’ claims for indemnification exceeds on a cumulative basis the Indemnification Threshold and thereafter the Buyer Indemnitees shall be entitled to indemnification only for amounts in excess of the Indemnification Threshold, and (y) no Buyer Indemnitee may make a claim for any Losses arising under clause (i) or (iii) of Section 9.1, and no such Loss shall be included in calculating the aggregate amount of Losses for purposes of determining whether the Indemnification Threshold has been exceeded, until the Losses which result from a single claim or series of related claims that arise out of the same facts, events or circumstances exceed Fifteen Thousand Dollars ($15,000)(the “Per Claim Threshold”), and then Buyer Indemnitees shall be entitled to recover the entire amount of such Losses beginning with the first dollar (i.e. a “tipping basket”), it being understood that claims under clauses (ii), (iv) and (v) of Section 9.1 shall not be subject to the Indemnification Threshold or Per Claim Threshold.
(c)
(i)    except for claims for indemnification with respect to any breach of, or any misrepresentation with respect to, any Fundamental Representations or Health Care Representations, the Buyer Indemnitees shall not be entitled to indemnification for any Losses arising under clause (i) or (iii) of Section 9.1 in excess of the Indemnification Cap;
(ii)    the maximum aggregate indemnification amount to which the Buyer Indemnitees may be entitled under this Agreement for any breach of, or any misrepresentation with respect to, the Fundamental Representations shall be the Purchase Price;
(iii)    the maximum aggregate indemnification amount to which the Buyer Indemnitees may be entitled under this Agreement for any breach of, or any misrepresentation with respect to, the Health Care Representations shall be Two Million Dollars ($2,000,000);
(iv)    the maximum aggregate indemnification amount to which the Buyer Indemnitees may be entitled under this Agreement for any Losses arising under clause (v) of Section 9.1 shall be the Purchase Price; and
(v)    there shall be no maximum aggregate indemnification amount for fraud or intentional misconduct or claims under clauses (ii) or (iv) of Section 9.1.
(d)    The Buyer Indemnitees shall not be entitled to indemnification under this Agreement if, and to the extent that, the Losses are reflected on the Final Adjustment Statement.
(e)    The Buyer Indemnitees shall not be entitled to indemnification under this Agreement for Losses relating to any matter to the extent that there is a reserve included in the Working Capital calculation as determined in the Final Adjustment Statement and such reserve is specifically identified in the Final Adjustment Statement or to the extent such matter relates to the fixed asset reserve included in the Financial Statements. Nothing in this Section 9.3(e) shall limit a Buyer Indemnitee’s entitlement to indemnification under this Agreement for Losses in excess of such reserve relating to such matter.
(f)    For the purpose of determining whether there has been a breach of any representation or warranty set forth in Article 3 or Article 4 for a claim of indemnification under this Article 9, and the amount of any Losses that are the subject matter of a claim for indemnification hereunder for breach of any representation or warranty set forth in Article 3 or Article 4, the Per Claim Threshold shall be the materiality standard for such purposes hereunder and, therefore, each representation and warranty contained in Article 3 and Article 4 of this Agreement shall be read without regard and without giving effect to any materiality standard or qualification contained in such representation or warranty (as if such standard or qualification were deleted from such representation and warranty for the purpose of determining indemnification hereunder and the amount of any Losses). Notwithstanding the foregoing, for purpose of determining whether there has been a breach of any representation or warranty set forth in Article 3 or 4, any Material Adverse Effect standard or qualifier shall be given effect, but shall not be given effect for the purpose of determining the amount of any Losses arising therefrom.
(g)    Any claims for indemnification under Section 9.1 or Section 9.2 shall be made on an after Tax basis. Accordingly, in determining the amount of any indemnification payment for a Loss suffered or incurred by an indemnitee hereunder, the amount of such Loss shall be decreased to take into account any deduction or credit, basis increase, shifting of income, or other Tax benefit actually realized by any indemnitee (or any Affiliate of any indemnitee) in connection with the Losses that form the basis of the indemnitee’s claim for indemnification hereunder (the “Tax Benefit Adjustment Amount”). In computing the Tax Benefit Adjustment Amount, the indemnitee shall be deemed to recognize all other items of income, gain, loss, deduction or credit before recognizing any item arising from the receipt of any indemnification payment hereunder or the incurrence or payment of any indemnifiable Loss; provided, that, if a Tax Benefit Adjustment Amount is not realized in the taxable period during which an indemnifying party makes an indemnification payment or the indemnitee incurs or pays any Loss, the parties hereto shall thereafter make payments to one another at the end of each subsequent taxable period to reflect the Tax Benefit Adjustment Amount realized by the parties hereto in each such subsequent taxable period.
(h)    The Buyer Indemnitees and the Seller Indemnitees shall take commercially reasonable steps to mitigate any Loss subject to Section 9.1 or Section 9.2, as the case may be, upon becoming aware of any event which would reasonably be expected to, or does give rise thereto; provided, however, that this sentence shall not require any party hereto to initiate or pursue litigation or other claims against third parties (other than taking the relevant administrative steps to file for or make ordinary course claims under insurance policies, “pass through” warranties or other indemnification or reimbursement Contracts from third parties) in respect of such Loss. Any failure by an indemnitee to mitigate Losses shall not relieve any indemnitor of its obligations under this Article 9, except to the extent that such indemnitor was prejudiced by such failure to mitigate.
9.4    Procedures Relating to Indemnification.
9.4.1    Third-Party Claims. In order for a party (the “indemnitee”) to be entitled to any indemnification provided for under this Agreement with respect to, arising out of, or involving a claim or demand made by any Person against the indemnitee (a “Third-Party Claim”), such indemnitee must notify the party from whom indemnification hereunder is sought (the “indemnitor”) in writing of the Third-Party Claim no later than thirty (30) days after such claim or demand is first asserted in writing. Such notice shall state in reasonable detail the amount or estimated amount of such claim, and shall identify the specific basis (or bases) for such claim, including the representations, warranties, covenants or obligations in this Agreement alleged to have been breached. Failure to give such notification shall not affect the indemnification provided hereunder, except and only to the extent the indemnitor shall have been actually prejudiced as a result of such failure. Thereafter, the indemnitee shall deliver to the indemnitor, without undue delay, copies of all notices and documents (including court papers received by the indemnitee) relating to the Third-Party Claim so long as any such disclosure could not reasonably be expected to have an adverse effect on the attorney-client or any other privilege that may be available to the indemnitee in connection therewith.
The indemnitor may elect to assume and control the defense of a Third-Party Claim with counsel selected by the indemnitor by providing written notice thereof to the indemnitee within thirty (30) days of the receipt of notice of such Third-Party Claim from the indemnitee. If the indemnitor assumes such defense, the indemnitee shall have the right to participate in the defense thereof and to employ counsel, at its own expense, separate from the counsel employed by the indemnitor, it being understood that the indemnitor shall control such defense; provided, that the indemnitor will not be liable for any legal expenses subsequently incurred by the indemnitee in connection with the defense of such Third-Party Claim. If the indemnitor does not assume the defense of any Third-Party Claim, the indemnitee may continue to defend such claim and the indemnitor may still participate in, but not control, the defense of such Third-Party Claim at the indemnitor’s sole cost and expense. If the indemnitor so assumes the defense of any Third-Party Claim, all of the indemnified parties shall reasonably cooperate with the indemnitor in the defense or prosecution thereof. Such cooperation shall include, at the expense of the indemnitor, the retention and (upon the indemnitor’s request) the provision to the indemnitor of records and information which are reasonably relevant to such Third-Party Claim, and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.
The indemnitee (i) shall not admit any liability with respect to, or settle, compromise or discharge, such Third-Party Claim without the indemnitor’s prior written consent (which consent shall not be unreasonably withheld or delayed); and (ii) shall agree to any settlement, compromise or discharge of a Third-Party Claim which the indemnitor may recommend and which by its terms unconditionally releases the indemnitee from all liabilities and obligations in connection with such Third-Party Claim. The indemnitor shall not, without the written consent of the indemnitee, enter into any settlement, compromise or discharge or consent to the entry of any judgment which imposes any obligation or restriction upon the indemnitee or does not include as an unconditional term thereof the giving by each claimant or plaintiff to such indemnitee of a release from all liability with respect to such Third-Party Claim.
9.4.2    Other Claims. In the event any indemnitee should have a claim against any indemnitor under this Agreement that does not involve a Third-Party Claim, the indemnitee shall deliver notice of such claim to the indemnitor promptly following discovery of any indemnifiable Loss, but in any event, in the case of the Buyer Indemnitees, not later than the last date set forth in Section 9.2 for making such claim. Failure to give such notification shall not affect the indemnification provided hereunder except to the extent the indemnitor shall have been actually prejudiced as a result of such failure. Such notice shall state in reasonable detail the amount or an estimated amount of such claim, and shall specify the facts and circumstances which form the basis (or bases) for such claim, and shall further specify the representations, warranties or covenants alleged to have been breached. Upon receipt of any such notice, the indemnitor shall notify the indemnitee as to whether the indemnitor accepts liability for any Loss. If the indemnitor disputes its liability with respect to such claim, as provided above, the indemnitor and the indemnitee shall attempt to resolve such dispute in accordance with the terms and provisions of Section 12.4.
9.4.3    Tax Matters. The provisions of Section 9.4.1 and 9.4.2 shall not apply to Tax Matters, which shall be governed by Section 10.3.
9.5    Limitation of Remedies. Each party acknowledges and agrees that the sole and exclusive remedy with respect to any and all claims relating to this Agreement or the transactions contemplated hereby (other than claims of, or causes of action arising from, fraud or claims of, or causes of action for which the sole remedy sought is equitable relief) shall be pursuant to the indemnification provisions set forth in this Article 9. In furtherance of the foregoing, each of Buyer and Seller hereby waives on behalf of itself all other Persons who might claim by, through or under him, her or it, from and after the Closing, any and all rights, claims and causes of action (other than claims of, or causes of action arising from, fraud or claims of, or causes of action for which the sole remedy sought is equitable relief) which any such other Person may have arising under or based upon any Law and that relates to the transactions contemplated herein or to any aspect of the businesses of the Acquired Companies (except pursuant to the indemnification provisions set forth in this Article 9).
ARTICLE 10
Tax Matters
10.1    Apportionment of Taxes. All Taxes and Tax liabilities with respect to the Acquired Companies that relate to a Straddle Period shall be apportioned between the Pre-Closing Tax Period and the Post-Closing Tax Period as follows: (a) in the case of Taxes that are either (1) based upon or measured by reference to income, receipts, profits, capital or net worth (including sales and use Taxes), (2) imposed in connection with any sale or other transfer or assignment of property (real or personal, tangible or intangible), or (3) required to be withheld, such Taxes shall be deemed equal to the amount which would be payable if the Tax year ended at the end of the day on the Closing Date; and (b) in the case of Taxes imposed on a periodic basis with respect to the Acquired Companies other than those described in clause (a), such Taxes shall be deemed to be the amount of such Taxes for the entire period (or, in the case of such Taxes determined on an arrears basis, the amount of such Taxes for the immediately preceding period), multiplied by a fraction, the numerator of which is the number of calendar days in the period ending on the Closing Date and the denominator of which is the number of calendar days in the entire period.
10.2    Tax Returns; Refunds.
(a)    Seller shall provide Buyer with drafts of pro forma Tax Returns relating solely to the Acquired Companies (each, a “Pro Forma Tax Return”) that relate to any Pre-Closing Tax Period ending on or before the Closing Date for review and comment at least fifteen (15) days prior to the due date for the filing of each Tax Return of Seller to which each such Pro Forma Tax Return relates, including extensions, or such shorter period as is necessary to allow for the timely filing of such Tax Return. Not later than fifteen (15) days after Seller has provided such Pro Forma Tax Return, or such shorter period as is necessary to allow for the timely filing of the Tax Return of Seller to which the Pro Forma Tax Return relates, Buyer shall notify Seller of the existence of any objection, specifying in reasonable detail the nature and basis of such objection that Buyer may have to any item set forth on such draft Pro Forma Tax Return. Buyer (on behalf of itself, and following the Closing, the Acquired Companies) and Seller agree to consult and resolve in good faith any such objection. Except as otherwise required by Law, all Pro Forma Tax Returns of the Acquired Companies that relate to any Pre-Closing Tax Period ending on or before the Closing Date shall be prepared consistent with past practices.
(b)    Buyer shall cause the Acquired Companies to provide Seller with drafts of all Tax Returns of the Acquired Companies that relate to any Straddle Period allocable or apportioned to Seller pursuant to Section 10.1 for review and comment at least fifteen (15) days prior to the due date for the filing of each such Tax Return, including extensions, or such shorter period as is necessary to allow for the timely filing of such Tax Return. Not later than fifteen (15) days after the Acquired Companies have provided such Tax Returns, or such shorter period as is necessary to allow for the timely filing of such Tax Return, Seller shall notify the Acquired Companies of the existence of any objection, specifying in reasonable detail the nature and basis of such objection that Seller may have to any item set forth on such draft Tax Return. Buyer (on behalf of itself, and following the Closing, the Acquired Companies) and Seller agree to consult and resolve in good faith any such objection. Except as otherwise required by Law, all Tax Returns of the Acquired Companies that relate to any Straddle Period allocable or apportioned to Seller shall be prepared consistent with past practices and, for the avoidance of doubt, will provide for a refund, in cash, whenever possible for the overpayment of Taxes or otherwise, rather than a credit for Taxes due for any Post-Closing Tax Period.
(c)    Except as otherwise required by Law or a Taxing Authority, without the prior written consent of Seller (which consent may be withheld for any reason), none of Buyer, the Acquired Companies, or any Affiliate thereof shall, with respect to any Pre-Closing Tax Period (i) make any election, (ii) change the Tax treatment of any item on a Tax Return filed after the Closing Date as compared to the treatment of such item on a Tax Return filed by the Acquired Companies prior to the Closing Date or (iii) file any amended Tax Return or propose or agree to any adjustment of any item with the Internal Revenue Service or any other Taxing Authority, if in any such case such action would have the effect of increasing Seller’s liability for any Taxes, reducing any Tax benefit of Seller or increasing the indemnification obligations set forth in Article 9 hereof unless Buyer, the Acquired Companies and any such Affiliate indemnify and hold Seller harmless from and against any such adverse Tax effect.
(d)    If any Acquired Company receives a Tax refund for a Pre-Closing Tax Period, such refund (net of any expenses or costs incurred in seeking or obtaining such refund) shall be paid to Seller; provided, however, that Seller shall not be entitled to any refund either (i) reflected in the Closing Working Capital, or (ii) attributable to any carryback of an item from a Post-Closing Tax Period.
10.3    Controversies. Buyer shall cause the Acquired Companies to notify Seller in writing within ten (10) days of the receipt by the Acquired Companies of any notice of any inquiries, assessments, proceedings or similar events received from any Taxing Authority with respect to Taxes of the Acquired Companies for which Seller may be required to indemnify any Buyer Indemnitee pursuant to this Agreement

(any such inquiry, assessment, proceeding, litigation, audit or similar event, a “Tax Matter”). Seller may, at its own expense, participate in and, upon notice to Buyer, assume the defense of any such Tax Matter. If Seller assumes such defense, Seller shall have the authority, with respect to any Tax Matter, to represent the interests of the Acquired Companies before the relevant Taxing Authority and have the right to control the defense, compromise or other resolution of any such Tax Matter subject to the limitations contained herein, including responding to inquiries, and contesting, defending against and resolving any assessment for additional Taxes or notice of Tax deficiency or other adjustment of Taxes of, or relating to, such Tax Matter. Buyer has the right (but not the duty) to participate in the defense of such Tax Matter and to employ counsel, at its own expense, separate from the counsel employed by Seller. Seller shall not enter into any settlement of, or otherwise compromise any such Tax Matter to the extent that it adversely affects the Tax liability of Buyer, the Acquired Companies or any Affiliate of the foregoing for a Post-Closing Tax Period without the prior written consent of Buyer. Seller shall keep Buyer informed with respect to the commencement, status, and nature of any such Tax Matter, and will, in good faith, allow Buyer to consult with it regarding the conduct of or positions taken in any such proceeding. If Seller does not assume the defense of such Tax Matter, Buyer shall keep Seller informed of the progress of such Tax Matter from time to time and shall consult with Seller with respect to such Tax Matter. Seller shall have the right (but not the duty) to participate in the defense of such Tax Matter and to employ counsel, at its own expense, separate from counsel employed by the Acquired Companies. The Acquired Companies shall not have the right to settle (or to consent to the settlement or compromise of) such Tax Matter without the prior written consent of Seller if such settlement or compromise would cause Seller to be liable for actual payment of a majority of the settlement amount to be paid with respect to such Tax Matter.
10.4    Cooperation. In connection with the preparation of Tax Returns, audit examinations, and any administrative or judicial proceedings relating to the Tax liabilities imposed on the Acquired Companies for all Tax periods, Buyer, on the one hand, and Seller, on the other hand, shall cooperate fully with each other, including, without limitation, the furnishing or making available during normal business hours of records, information, personnel (as reasonably required), books of account, powers of attorney or other materials reasonably relevant or helpful for the preparation of such Tax Returns, the conduct of audit examinations or the defense of claims by Taxing Authorities as to the imposition of Taxes. Such cooperation and information shall include providing copies of relevant Tax Returns or portions thereof, together with accompanying schedules, related work papers and documents relating to rulings or other determinations by Tax Authorities. Seller agrees to (A) retain all books and records with respect to income, franchise and payroll Tax matters pertinent to the Acquired Companies relating to any taxable period beginning before the Closing Date until the expiration of the applicable statute of limitations and any extension thereof for the respective taxable periods, and to abide by all record retention agreements entered into with any Taxing Authority, and (B) to give Buyer reasonable written notice prior to transferring, destroying or discarding any such books and records and, if Buyer so requests, Seller shall allow Buyer to take possession of such books and records. Buyer agrees to (A) retain all books and records with respect to all Tax matters (other than income, franchise and payroll Taxes) pertinent to the Acquired Companies relating to any taxable period beginning before the Closing Date until the expiration of the applicable statute of limitations and any extension thereof for the respective taxable periods, and to abide by all record retention agreements entered into with any Taxing Authority, and (B) to give Seller reasonable written notice prior to transferring, destroying or discarding any such books and records and, if Seller so requests, Buyer shall allow Seller to take possession of such books and records. Buyer and Seller shall, upon request, use their commercially reasonable efforts to obtain any certificate or other document from any Governmental Authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including, but not limited to, with respect to the transactions contemplated hereby).
The Purchase Price (and all other capitalized costs) shall be allocated to the assets of the Acquired Companies in accordance with Section 1060 of the Code and the Treasury regulations thereunder (and any similar provision of state, local, or non-U.S. law, as appropriate) and consistent with the allocation methodology set forth on Schedule 10.4 (the “Asset Allocation”). Buyer and Seller report, act, and file Tax Returns (including, but not limited to Internal Revenue Service Form 8594) in all respects and for all purposes consistent with the Asset Allocation. Buyer, Seller and Affiliates shall not take any position (whether in audits, tax returns or otherwise) that is inconsistent with such allocation unless required to do so by applicable law.
10.5    Conflict. To the extent there is any conflict between the provisions of this Article 10 and Article 9, the provisions of this Article 10 shall control.
10.6    Successors. For purposes of this Article 10, references to any of the Acquired Companies, Seller, or Buyer shall include successor entities.
ARTICLE 11
Certain Definitions
When used in this Agreement, the following terms in all of their tenses, cases and correlative forms shall have the meanings assigned to them in this Article 11, or elsewhere in this Agreement as indicated in this Article 11:
“1933 Act” means the Securities Act of 1933, as amended, and the regulations thereunder.
“Accrediting Agency” means or any accrediting agency under which any Acquired Company is accredited.
“Acquired Company Intellectual Property” means the Intellectual Property owned by the Acquired Companies.
“Acquired Companies” is defined in the preamble of this Agreement.
“Acquisition Balance Sheets” is defined in Section 4.5(a).
“Affiliate” of a specified Person means any other Person which, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with such specified Person. For purposes of this definition, “control” of any Person means possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting capital stock or equity interests, by Contract, or otherwise.

“Agreement” means this Membership Interest Purchase Agreement, as may be amended from time to time.
“Annual Financial Statements” is defined in Section 4.5(a).
“Business Day” means any day other than a Saturday, Sunday or day on which banking institutions in Cleveland, Ohio are authorized or obligated pursuant to Law to be closed.
“Buyer” is defined in the preamble of this Agreement.
“Buyer Indemnitees” is defined in Section 9.1.
“Calfee” is defined in Section 8.3(a).
“Calfee Clients” is defined in Section 8.3(a).
“Charter Documents” means the articles of incorporation, articles of organization, certificate of incorporation, limited partnership agreement, limited liability company operating agreement, and by-laws (or equivalents thereof) of any business entity.
“Closing” and “Closing Date” are defined in Article 7.
“Closing Cash” means the cash held in deposit accounts, including money market accounts, of the Acquired Companies and cash equivalents held by the Acquired Companies, plus checks presented by the Acquired Companies for deposit but not yet credited to deposit accounts, less checks and drafts issued by the Acquired Companies but uncleared, in each case as of the Financial Close Time.
“Closing Certificate” is defined in Section 2.3.
“Closing Indebtedness” means the Indebtedness of the Acquired Companies, on a consolidated basis, as of the Financial Close Time.
“Closing Working Capital” means the Working Capital of the Acquired Companies, on a consolidated basis, as of the Financial Close Time.
“CME” means Centralized Medical Equipment, LLC, a Massachusetts limited liability company.
“Code” means the United States Internal Revenue Code of 1986, as amended, and the regulations thereunder.
“Contract” means any contract, agreement, deed, mortgage, lease, license, instrument, note, commitment, undertaking, or arrangement, whether oral or written.
“Disclosure Schedules” are the confidential disclosure schedules, dated as of the date hereof, delivered to Buyer in connection with the execution and delivery of this Agreement.

“Disposal,” “Storage,” and “Treatment” shall have the meanings assigned them at 42 U.S.C. § 6903(3)(33) and (34), respectively.
“Enforceability Exceptions” is defined in Section 3.3.
“Environment” means soil, surface waters, groundwater, land, stream, sediments, surface or subsurface strata, ambient air, indoor air or indoor air quality.
“Environmental Law” means any Law concerning the protection of the Environment.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations thereunder.
“Estimated Closing Cash” is defined in Section 2.3.
“Estimated Closing Working Capital” is defined in Section 2.3.
“Estimated Closing Indebtedness” is defined in Section 2.3.
“Estimated Purchase Price” is defined in Section 2.3.
“Estimated Transaction Expenses” is defined in Section 2.3.
“Federal Bribery Statute” has the meaning set forth in Section 4.14.
“Federal False Claims Act” has the meaning set forth in Section 4.14.
“Federal Fraud Statutes” has the meaning set forth in Section 4.14.
“Final Adjustment Statement” is defined in Section 2.4.4.
“Final Post-Closing Adjustment” is defined in Section 2.4.4.
“Financial Close Time” means June 30, 2015 at 11:59 p.m. Eastern Daylight Time.
“Financial Statements” is defined in Section 4.5(a).
“Fundamental Representations” means, collectively, those representations and warranties set forth in Section 3.1 [Authority; Capacity and Representation], Section 3.2 [Ownership of Interests], Section 3.3 [Execution and Delivery; Enforceability], Section 4.2 [Interests] and Section 4.20 [Brokerage].
“GAAP” means generally accepted accounting principles, as in effect in the United States either from time to time as applied to periods prior to the Closing Date or as applied on the Closing Date, as applicable, and in either case, applied on a basis consistent with the past practices of each of the Acquired Companies.
“Governmental Authority” means any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of any such government or political subdivision, or any self-regulated organization or other non-governmental regulating authority, or any arbitrator, tribunal or court of competent jurisdiction.
“Governmental Programs” is defined in Section 4.12(a).
“Hazardous Material” means any chemical, substance, waste, material, pollutant, or contaminant, regardless of quantity, the exposure to, presence of, use, Storage, Disposal, Treatment or transportation of which is regulated under or defined by Law.
“Health Care Representations” means those representations and warranties set forth in Section 4.10 [Compliance with Laws], Section 4.11 [Permits], Section 4.12 [Payor Participation], Section 4.13 [Privacy and Security Compliance], Section 4.14 [Health Care Laws], and Section 4.15 [Additional Health Care Matters].
“HIPAA Requirement” is defined in Section 4.13(a).
“Indebtedness” means, as at any date of determination thereof (without duplication), all obligations (other than intercompany obligations solely between or among the Acquired Companies) of the Acquired Companies in respect of: (a) any borrowed money or funded indebtedness or obligations issued in substitution for or exchange for borrowed money or funded indebtedness (including obligations with respect to principal, accrued interest, and any applicable prepayment charges or premiums); (b) any indebtedness evidenced by any note, bond, debenture or other debt security; (c) capital lease obligations; (d) any indebtedness guaranteed by the Acquired Companies; and (e) any obligations with respect to any interest rate hedging or swap agreements. Notwithstanding the foregoing, the calculation of Indebtedness shall not include (A) any operating or lease obligations (other than capital leases) or (B) any of the principal amount as of the Closing Date of any undrawn letters of credit.
“Indemnification Cap” is One Million Seven Hundred Fifty Thousand Dollars ($1,750,000).
“Indemnification Threshold” is One Hundred Seven Thousand Five Hundred Dollars ($107,500).
“indemnitee” and “indemnitor” are defined in Section 9.4.1.
“Independent Accountants” is defined in Section 2.4.3.
“Intellectual Property” means any of the following in any jurisdiction throughout the world: (a) patents, patent applications, patent disclosures and inventions, including any continuations, divisionals, continuations-in-part, renewals and reissues for any of the foregoing; (b) Internet domain names, trademarks, service marks, trade dress, trade names, logos, slogans and corporate names and registrations and applications for registration thereof together with all of the goodwill associated therewith; (c) copyrights (registered or unregistered) and copyrightable works and registrations and applications for registration thereof; (d) mask works and registrations and applications for registration thereof; (e) computer Software, data, data bases and documentation thereof; (f) trade secrets and other confidential information (including ideas, formulas, compositions, inventions (whether patentable or unpatentable and whether or not reduced to practice), know-

how, manufacturing and production processes and techniques, research and development information, drawings, specifications, designs, plans, proposals, technical data, copyrightable works, financial and marketing plans and customer and supplier lists and information) (collectively, “Trade Secrets”); and (g) copies and tangible embodiments thereof (in whatever form or medium).
“Interests” is defined in Section 4.2.1.
“Interim Financial Statements” is defined in Section 4.5(a).
“Law” means any federal, state, regional, local or foreign law, statute, ordinance, code, treaty, rule, regulation or requirement of any Governmental Authority in effect on the date of this Agreement.
“Leased Real Property” is defined in Section 4.16(a).
“Leases” is defined in Section 4.11(a).
“Licenses” is defined in Section 4.17(b).
“Lien” means any lien, charge, mortgage, pledge, easement, encumbrance, security interest, matrimonial or community interest, tenancy by the entirety claim, adverse claim, or any other title defect or restriction of any kind.
“Loss” or “Losses” means any and all losses, liabilities, damages, costs, penalties, judgments, deficiencies, awards, fines and reasonable expenses actually incurred; provided, however, that Losses relating to any claims for indemnification shall (a) specifically exclude punitive, exemplary, consequential or incidental damages, damages relating to lost profits, diminution of value, or based upon any multiplier of profits, earnings or cash flow, except (with respect to each item enumerated in this clause (a)) in the case of fraud or if actually awarded to a Governmental Authority or third party; and (b) be net of the amount of any recoveries actually received by the party seeking indemnification, or any of its Affiliates, in connection with the circumstances that give rise to the claim for indemnification under: (i) any insurance policy covering such indemnifiable Losses of which the party seeking indemnification, or any of its Affiliates, is a beneficiary in connection with the circumstances that give rise to the claim for indemnification); and (ii) “pass-through” warranty coverage from a manufacturer or other indemnification or reimbursement Contract from a third party.
“Material Adverse Effect” means a material adverse effect on the business, financial condition, assets, liabilities, or results of operations of the Acquired Companies taken as a whole; provided, however, that none of the following will be deemed, either alone or in combination, to constitute, and none of the following will be taken into account in determining whether there has been or will be, a “Material Adverse Effect”: (a) changes in business or economic conditions affecting the economy or the Acquired Companies’ industry generally, (b) changes in stock markets or credit markets, (c) changes in Tax rates, Law or GAAP, or the enactment or implementation of any new Law or Tax, (d) natural disasters, acts of war, sabotage, terrorism, hostilities, military action or any escalation or worsening thereof, (e) except for purposes of Sections 3.4 or 4.4, the execution, delivery or performance of this Agreement (including any announcement relating to this

Agreement or the fact that Buyer is acquiring the Acquired Companies and any actions taken by any customer, supplier or employee of the Acquired Companies in response to such announcement) or any actions taken by Seller hereunder or in contemplation hereof, or any actions that Seller or any representative thereof is required to take hereunder, or (f) the failure of the Acquired Companies to meet any internal projections or forecasts, which, in the case of clauses (a), (b) or (d) do not disproportionately affect the Acquired Companies.
“Material Contracts” is defined in Section 4.18.
“Material Customers” is defined in Section 4.25.
“Material Suppliers” is defined in Section 4.25.
“Medicare and Medicaid Programs” is defined in Section 4.12(a).
“Off-the-Shelf Software” means off-the-shelf personal computer software, as such term is commonly understood, that is commercially available under non-discriminatory pricing terms on a retail basis.
“Order” means any judgment, injunction, award, decision, decree, ruling, verdict, writ or order of any nature of any Governmental Authority.
“Permits” means any: (a) permit, license, certificate, franchise, concession, ratification, permission, clearance, confirmation, endorsement, waiver, certification, designation, rating, registration, qualification or authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Authority or pursuant to any applicable Law; or (b) right under any Contract with any Governmental Authority.
“Permitted Liens” means: (a) mechanics’, carriers’, workmen’s, repairmen’s or other like Liens arising or incurred in the ordinary course of business; (b) Liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business and under which the Acquired Company a party thereto is not in default; (c) Liens arising by operation of Law, including Liens arising by virtue of rights of customers, suppliers and subcontractors in the ordinary course of business under general principles of commercial Law; (d) Liens for current Taxes and utilities not yet due and payable or which are being contested in good faith and, in connection therewith, appropriate reserves have been set aside in accordance with GAAP; (e) imperfections of title or encumbrances, if any, that do not, individually or in the aggregate, materially impair the continued use and operation of any asset to which they relate in the conduct of the businesses of the Acquired Companies as presently conducted; (f) leases, subleases and similar agreements set forth on Schedule 4.16(a) or on Schedule 4.18; (g) easements, covenants, rights-of-way and other similar restrictions or conditions of record or which would be shown by a current accurate survey of any of the Leased Real Property; and (h): (i) zoning, building and other similar restrictions imposed by applicable Laws; (ii) Liens that have been placed by any developer, landlord or other third party on property over which any Acquired Company has easement rights or, on any Leased Real Property, under any lease or subordination or similar agreements relating thereto; and (iii) unrecorded easements, covenants, rights-of-way and other similar restrictions on the Leased Real Property, none of which, individually or in the aggregate, materially impairs the continued use and operation of such Leased Real Property.
“Person” means an individual, a corporation, a limited liability company, a partnership, a trust, an unincorporated association, a government or any agency, instrumentality or political subdivision of a government, or any other entity or organization.
“Plans” is defined in Section 4.9.
“Post-Closing Tax Period” means any taxable period that begins after the Closing Date; in the case of a Straddle Period, the portion of the Straddle Period that begins immediately after the Closing Date shall constitute a Post-Closing Tax Period.
“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date; in the case of a Straddle Period, the portion of the Straddle Period that ends on and includes the Closing Date shall constitute a Pre-Closing Tax Period.
“Preliminary Adjustment Statement” is defined in Section 2.4.1.
“Preliminary Post-Closing Adjustment” is defined in Section 2.4.1.
“Private Programs” is defined in Section 4.12(a).
“Pro Forma Tax Return” is defined in Section 10.2(a).
“Purchase Price” is defined in Section 2.2.
“Related Person” means, with respect to a Person, such Person’s directors, managers, members, employees, and officers, and any member of the immediate family of any of the foregoing Persons.
“Release” shall have the meaning assigned it at 42 U.S.C. Section 9601(22) without giving effect to exception clause (A) therein.
“Repaid Closing Indebtedness and Transaction Expenses” is defined in Section 2.3(b).
“Restricted Business” means the business of renting medical equipment to healthcare facilities.
“Restricted Period” is defined in Section 8.4.
“Sale Engagement” is defined in Section 8.3(a).
“SEC” means the United States Securities and Exchange Commission.
“Seller” is defined in the preamble of this Agreement.
“Seller Indemnitees” is defined in Section 9.2.

“Seller’s Account” is defined in Section 2.3.
“Seller’s Knowledge” means the actual knowledge of those individuals set forth on Schedule 11 and the knowledge that either of them would reasonably be expected to have after reasonable inquiry.
“Software” means, as they exist anywhere in the world, computer software programs, including all source code, object code, specifications, databases, designs and documentation related to such programs.
“Special Indemnity Items” is defined in Section 9.1(iv).
“Stark Statute” has the meaning set forth in Section 4.14.
“Straddle Period” means a taxable period that begins before the Closing Date and ends after the Closing Date.
“Supply Agreement” is defined in Section 6.1(e).
“Tax” or “Taxes” means: any and all federal, state, provincial, local, foreign and other taxes, levies, fees, imposts, duties, and similar governmental charges (including any interest, fines, assessments, penalties or additions to tax imposed in connection therewith or with respect thereto) of the Acquired Companies or with respect to its assets or operations, including, without limitation, (i) taxes imposed on, or measured by income, gross receipts, franchise, or profits, and (ii) license, payroll, employment, withholding, excise, severance, stamp, occupation, premium, windfall profits, customs duties, capital stock, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, ad valorem capital gains, goods and services, branch, utility, production and compensation taxes.
“Taxing Authority” means any domestic or foreign national, state, provincial, multi-state or municipal or other local executive, legislative or judicial government, court, tribunal, official, board, subdivision, agency, commission or authority thereof, or any other governmental body exercising any regulatory or taxing authority thereunder having jurisdiction over the assessment, determination, collection or other imposition of any Tax.
“Tax Benefit Adjustment Amount” is defined in Section 9.3(f).
“Tax Matter” defined in Section 10.3.
“Tax Return” means any return, declaration, report, claim for refund, election, disclosure, estimate, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof required to be filed with any Taxing Authority with respect to Taxes.
“Third-Party Claim” is defined in Section 9.4.1.
“Trade Secrets” is defined in the definition of “Intellectual Property.”

“Transaction Expenses” means, without duplication, to the extent not paid prior to the Closing, the amount of: (i) all fees, costs and expenses (including fees, costs and expenses of legal counsel, investment bankers, brokers or other representatives and consultants; appraisal fees, costs and expenses; and travel, lodging, entertainment and associated expenses) incurred by the Seller and the Acquired Companies prior to and through the Closing Date in connection with this Agreement or the transactions contemplated hereby, (ii) all fees payable by the Acquired Companies to Seller or any Affiliate, in connection with this Agreement or the transactions contemplated hereby, or otherwise, and (iii) all change of control or other similar payments to or in respect of any employee or other Person, including any Acquired Company’s portion of applicable payroll taxes on such payments, arising or resulting from the transactions contemplated hereby.
“Transition Services Agreement” is defined in Section 6.1(f)
“Working Capital” means (a) the sum of the Acquired Companies’ (i) net accounts receivable, (ii) net inventories, (iii) other receivables and (iv) prepaid expenses minus (b) the sum of the Acquired Companies’ (i) accounts payable and (ii) accrued current liabilities; in all cases, calculated in accordance with Section 2.4.1 hereof. For the avoidance of any doubt, the calculation of Working Capital and the Working Capital Target shall exclude (1) Cash, (2) Indebtedness, (3) any Tax assets (current, deferred or otherwise), (4) any current or deferred income or franchise Tax liabilities, and (5) capitalized costs relating to the sale of the Acquired Companies or acquisitions in process. A sample calculation of Working Capital, including each specific general ledger account, is set forth on Exhibit A hereto.
“Working Capital Target” means Five Million Three Hundred Thousand Dollars ($5,300,000).
ARTICLE 12
Construction; Miscellaneous Provisions
12.1    Notices. Any notice to be given or delivered pursuant to this Agreement shall be ineffective unless given or delivered in writing, and shall be given or delivered in writing as follows:

(a)	If to Buyer, to:
Joerns Healthcare Parent, LLC
2430 Whitehall Park Drive
Suite 100
Charlotte, NC 28277
Attention: General Counsel

With a copy to:
Wyatt, Tarrant & Combs, LLP
500 West Jefferson Street, Suite 2800
Louisville, Kentucky 40202
E-Mail: mfarmer@wyattfirm.com
Facsimile Number: (502) 562-7352

(b)	If to Seller, to:
Invacare Continuing Care, Inc.
c/o Invacare Corporation
One Invacare Way
Elyria, Ohio 44036-2125
Attention: Senior Vice President and General Counsel
E-Mail: ALaPlaca@invacare.com
Facsimile Number: (440) 684-0984
With a copy to:
Calfee, Halter & Griswold LLP
The Calfee Building
1405 East Sixth Street
Cleveland, Ohio 44114
Attention: Douglas A. Neary
E-Mail: dneary@calfee.com
Facsimile Number: (216) 241-0816
or in any case, to such other address for a party as to which notice shall have been given to Buyer and Seller in accordance with this Section. Notices so addressed shall be deemed to have been duly given (i) on the third (3rd) Business Day after the day of registration, if sent by registered or certified mail, postage prepaid, (ii) on the next Business Day following the documented acceptance thereof for next-day delivery by a national overnight air courier service, if so sent, or (iii) on the date sent by facsimile or electronic mail transmission, if electronically confirmed. Otherwise, notices shall be deemed to have been given when actually received at such address.
12.2    Entire Agreement. This Agreement, the Disclosure Schedules and Exhibits hereto constitute the exclusive statement of the agreement between Buyer and Seller concerning the subject matter hereof, and supersede all other prior agreements, oral or written, among or between any of the parties hereto concerning such subject matter. All negotiations among or between any of the parties hereto are superseded by this Agreement, and there are no representations, warranties, promises, understandings or agreements, oral or written, in relation to the subject matter hereof among or between any of the parties hereto other than those expressly set forth or expressly incorporated herein.
12.3    Modification. No amendment, modification, or waiver of this Agreement or any provision hereof, including the provisions of this sentence, shall be effective or enforceable as against a party hereto unless made in a written instrument that specifically references this Agreement and that is signed by the party waiving compliance.
12.4    Jurisdiction and Venue; WAIVER OF JURY TRIAL. Each party hereto agrees that any claim relating to this Agreement shall be brought solely in the state or federal courts located in Wilmington, Delaware, and all objections to personal jurisdiction and venue in any action, suit or proceeding so commenced are hereby expressly waived by all parties hereto. The parties waive personal service of any and all process on each of them and consent that all such service of process shall be made in the manner, to the party and at the address set forth in Section 12.1 of this Agreement, and service so made shall be complete as stated in such section. Notwithstanding the foregoing, any disputes between the parties that (a) are submitted to the Independent Accountants for resolution pursuant to the terms of Section 2.4.3 shall be resolved as set forth in accordance with the terms of such section, and (b) related to a Tax Matter shall be resolved as set forth in accordance with the terms of Section 10.3. EACH PARTY HERETO HEREBY KNOWINGLY, INTENTIONALLY AND VOLUNTARILY AND WITH AND UPON THE ADVICE OF COMPETENT COUNSEL IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY LITIGATION, ACTION, PROCEEDING, CROSS CLAIM, OR COUNTERCLAIM IN ANY COURT (WHETHER BASED ON CONTRACT, TORT, OR OTHERWISE) ARISING OUT OF, RELATING TO OR IN CONNECTION WITH (i) THIS AGREEMENT OR THE VALIDITY, PERFORMANCE, INTERPRETATION, COLLECTION OR ENFORCEMENT HEREOF OR (ii) THE ACTIONS OF SUCH PARTY IN THE NEGOTIATION, AUTHORIZATION, EXECUTION, DELIVERY, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT HEREOF.
12.5    Specific Performance. Each party’s obligations under this Agreement are unique. If any party should breach its covenants under this Agreement, the parties each acknowledge that it would be impracticable to measure the resulting damages; accordingly, the nonbreaching party or parties, in addition to any other available rights or remedies they may have under the terms of this Agreement, may sue in equity for specific performance, and each party expressly waives the defense that a remedy in damages will be adequate.
12.6    Binding Effect. This Agreement shall be binding upon and shall inure to the benefit of Buyer, the Acquired Companies and Seller and their respective successors and permitted assigns.
12.7    Headings. The article and section headings used in this Agreement are intended solely for convenience of reference, do not themselves form a part of this Agreement, and may not be given effect in the interpretation or construction of this Agreement.

12.8    Number and Gender; Inclusion. Whenever the context requires in this Agreement, the masculine gender includes the feminine or neuter, the neuter gender includes the masculine or feminine, the singular number includes the plural, and the plural number includes the singular. In every place where it is used in this Agreement, the word “including” is intended and shall be construed to mean “including, without limitation.”
12.9    Counterparts. This Agreement and each document delivered pursuant to this Agreement may be executed by the parties in separate counterparts and by facsimile or by electronic mail with scan or attachment signature, each of which when so executed and delivered shall be deemed an original, and all such counterparts shall together constitute one and the same instrument. Each counterpart may consist of a number of copies hereof or thereof each signed by less than all, but together signed by all of the parties. A facsimile, electronic or other copy of a signature shall be deemed an original for purposes of this Agreement.
12.10    Third Parties. Except as may otherwise be expressly stated herein, no provision of this Agreement is intended or shall be construed to confer on any Person, other than the parties hereto, any rights hereunder. Buyer Indemnitees and Seller Indemnitees who are not otherwise parties to this Agreement shall be third party beneficiaries of this Agreement.
12.11    Disclosure Schedules and Exhibits. The Disclosure Schedules and Exhibits referenced in this Agreement constitute an integral part of this Agreement as if fully rewritten herein. Except as otherwise provided in this Agreement, any information disclosed in one section of the Disclosure Schedules shall be deemed to be disclosed in such other sections of the Disclosure Schedules and applicable to such other representations and warranties to the extent that the disclosure is reasonably apparent from a reading of such disclosure item to be applicable to such other section of the Disclosure Schedules and such other representations and warranties. The Disclosure Schedules may include items and information that are not “material” relative to the entire business of the Acquired Companies, taken as a whole, and such inclusion shall not be deemed to be an acknowledgment or agreement that any such item or information (or any non-disclosed item or information of comparable or greater significance) is “material” or to further define the meaning of such term for purposes of this Agreement or otherwise. All references in this document to “this Agreement” and the terms “herein,” “hereof,” “hereunder” and the like shall be deemed to include all of such sections of the Disclosure Schedules and Exhibits.
12.12    Time Periods. Any action required hereunder to be taken within a certain number of days shall, except as may otherwise be expressly provided herein, be taken within that number of calendar days; provided, that if the last day for taking such action falls on a Saturday, a Sunday, or a legal holiday, the period during which such action may be taken shall automatically be extended to the next Business Day.
12.13    Construction. This Agreement and the other documents contemplated herein shall be deemed to have been drafted by the parties, and neither this Agreement nor any other document contemplated herein shall be construed against any party as the principal draftsperson hereof or thereof.

12.14    Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the choice-of-laws or conflicts-of-laws provisions thereof.
[Signature Page Follows.]

IN WITNESS WHEREOF, the undersigned have executed and delivered this Membership Interest Purchase Agreement, or have caused this Membership Interest Purchase Agreement to be executed and delivered by their duly authorized representatives, as of the date first written above.
BUYER:
JOERNS HEALTHCARE PARENT, LLC

By:        /s/ Mark Ludwig
Its:        President and CEO

SELLER:
INVACARE CONTINUING CARE, INC.
By:        /s/ Robert K. Gudbranson
Its:        Chairman and President

INVACARE CORPORATION
By:        /s/ Robert K. Gudbranson

Its:	Senior Vice President, Chief Financial Officer and Treasurer